Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MID PENN BANCORP, INC.

AND

1st COLONIAL BANCORP, INC.

dated as of

September 24, 2025

(i)

4.28.	Quality of Representations.	38
4.29.	No Other Representations or Warranties.	38

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MID PENN		39
5.1.	Organization.	39
5.2.	Capitalization.	40
5.3.	Authority; No Violation.	41
5.4.	Consents.	41
5.5.	Financial Statements; Undisclosed Liabilities.	41
5.6.	Taxes.	43
5.7.	No Material Adverse Effect.	43
5.8.	Material Contracts.	43
5.9.	Insurance Coverage.	44
5.10.	Legal Proceedings.	44
5.11.	Compliance With Applicable Law.	44
5.12.	Employee Benefit Plans.	46
5.13.	Environmental Matters.	47
5.14.	Brokers, Finders and Financial Advisors.	47
5.15.	Loan Matters.	47
5.16.	No 1st Colonial Capital Stock.	47
5.17.	SEC Reports.	47
5.18.	Required Vote.	48
5.19.	Registration Obligations.	48
5.20.	Mid Penn Information Supplied.	48
5.21.	Reorganization.	48
5.22.	No Financing.	48
5.23.	Takeover Laws.	48
5.24.	Quality of Representations.	48
5.25.	No Other Representations or Warranties.	48

ARTICLE VI
COVENANTS OF 1ST COLONIAL		49
6.1.	Conduct of Business.	49
6.2.	Financial and Other Statements.	53
6.3.	Maintenance of Insurance.	53
6.4.	Disclosure Supplements.	53
6.5.	Consents and Approvals of Third Parties.	54
6.6.	Commercially Reasonable Efforts.	54
6.7.	Failure to Fulfill Conditions.	54
6.8.	No Other Bids and Related Matters.	54
6.9.	Reserves and Merger-Related Costs.	57
6.10.	Board of Directors and Committee Meetings.	57
6.11.	Affiliate Letters.	57
6.12.	Proxy Solicitor.	57
6.13.	Approval of Bank Plan of Merger.	57
6.14.	Employee Benefit Plans.	58

ARTICLE VII
COVENANTS OF MID PENN		58
7.1.	Conduct of Business.	58
7.2.	Maintenance of Insurance.	59
7.3.	Disclosure Supplements.	59

(ii)

7.4.	Consents and Approvals of Third Parties.	59
7.5.	Commercially Reasonable Efforts.	59
7.6.	Failure to Fulfill Conditions.	59
7.7.	Post-Closing Governance.	59
7.8.	Employee Matters.	59
7.9.	Directors and Officers Indemnification and Insurance.	61
7.10.	Stock Reserve.	62
7.11.	Exchange Listing.	62
7.12.	Approval of Bank Plan of Merger.	62
7.13.	Mid Penn Board	62
7.14.	Advisory Board.	63

ARTICLE VIII
ADDITIONAL AGREEMENTS		63
8.1.	Shareholder Meeting.	63
8.2.	Proxy Statement-Prospectus.	63
8.3.	Regulatory Approvals.	64
8.4.	Current Information.	64
8.5.	[Intentionally Omitted].	65
8.6.	Shareholder Litigation.	65
8.7.	Access; Confidentiality.	65

ARTICLE IX
CLOSING CONDITIONS		66
9.1.	Conditions to Each Party’s Obligations under this Agreement.	66
9.2.	Conditions to the Obligations of Mid Penn under this Agreement.	67
9.3.	Conditions to the Obligations of 1st Colonial under this Agreement.	68
9.4.	Frustration of Closing Conditions.	68

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER		69
10.1.	Termination.	69
10.2.	Effect of Termination.	70
10.3.	Amendment, Extension and Waiver.	71

ARTICLE XI
MISCELLANEOUS		71
11.1.	Confidentiality.	71
11.2.	Public Announcements.	71
11.3.	Survival.	71
11.4.	Confidential Supervisory Information.	72
11.5.	Expenses.	72
11.6.	Notices.	72
11.7.	Parties in Interest.	73
11.8.	Complete Agreement.	73
11.9.	Counterparts.	73
11.10.	Severability.	73
11.11.	Governing Law.	73
11.12.	Interpretation.	73
11.13.	Specific Performance; Jurisdiction.	74
11.14.	Waiver of Trial by Jury.	74
11.15.	Delivery by Facsimile or Electronic Transmission.	74

Exhibit A Form of 1st Colonial Affiliate Letter

Exhibit B Form of Bank Plan of Merger

(iii)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September __, 2025, is made by and between Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), and 1st Colonial Bancorp, Inc., a Pennsylvania corporation (“1st Colonial”). Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1. The Board of Directors of each of Mid Penn and 1st Colonial (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved and adopted this Agreement;

2. In accordance with the terms of this Agreement, 1st Colonial will merge with and into Mid Penn (the “Merger”), so that Mid Penn is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

3. Each of the directors and executive officers of 1st Colonial has executed a letter agreement, in the form attached hereto as Exhibit A, dated as of the date hereof (the “1st Colonial Affiliate Letter”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of 1st Colonial Common Stock he or she has the sole power to vote or direct the voting thereof in favor of the approval of this Agreement and the transactions contemplated hereby;

4. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” (within the meaning of United States Treasury regulations section 1.368-2(g)) for purposes of Sections 354 and 361 of the Code; and

5. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the 1st Colonial Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.

“Bank Merger” shall mean the merger of 1st Colonial Bank with and into Mid Penn Bank, with Mid Penn Bank as the surviving institution as contemplated by Section 2.7.

“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC, the PDB and the NJDB, that regulates Mid Penn Bank or 1st Colonial Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” shall have the meaning set forth in Section 3.2(a)(2).

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Cash Consideration” shall have the meaning set forth in Section 3.1(c)(1).

“Cash Conversion Number” shall have the meaning set forth in Section 3.4(a).

“Cash Election” shall have the meaning set forth in Section 3.1(c)(1).

“Cash Election Number” shall have the meaning set forth in Section 3.4(b)(i).

“Cash Election Shares” shall have the meaning set forth in Section 3.1(c)(1).

“Certificates” or “1st Colonial Certificates” shall mean certificates evidencing shares of 1st Colonial Common Stock. Any reference to “Certificates” or “1st Colonial Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of 1st Colonial Common Stock.

“Claim” shall have the meaning set forth in Section 7.9(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1.

“CRA” shall have the meaning set forth in Section 4.11(a).

“Dissenting Shareholder” shall have the meaning set forth in Section 3.3.

“Dissenting Shares” shall have the meaning set forth in Section 3.3.

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Election” shall have the meaning set forth in Section 3.2(a)(1)(a).

“Election Deadline” shall have the meaning set forth in Section 3.2(a)(1)(d).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent mutually agreed upon by Mid Penn and 1st Colonial, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of 1st Colonial Common Stock for certificates for shares of Mid Penn Common Stock as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a)(2).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh with regard to Mid Penn Bank and the Federal Home Loan Bank of New York with regard to 1st Colonial Bank.

“Form of Election” shall have the meaning set forth in Section 3.2(a)(1)(b).

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“1st Colonial” shall mean 1st Colonial Bancorp, Inc., a Pennsylvania corporation, with its principal offices located at 1000 Atrium Way, Suite 200, Mount Laurel, NJ 08054. References to 1st Colonial shall mean 1st Colonial on a consolidated basis unless the context clearly indicates otherwise.

“1st Colonial Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“1st Colonial Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“1st Colonial Affiliate Letters” shall have the meaning set forth in the Recitals.

“1st Colonial Bank” shall mean 1st Colonial Community Bank, a New Jersey-chartered bank, with its principal offices located at 1040 Haddan Avenue, Collingswood, NJ 08108, which is a wholly-owned subsidiary of 1st Colonial.

“1st Colonial Benefit Plans” shall have the meaning set forth in Section 4.12(a).

“1st Colonial Common Stock” shall mean the common stock, $0 par value per share, of 1st Colonial.

“1st Colonial Continuing Employee” shall have the meaning set forth in Section 7.8(b).

“1st Colonial Disclosure Schedule” shall mean a written disclosure schedule delivered by 1st Colonial to Mid Penn specifically referring to the appropriate section of this Agreement.

“1st Colonial Financial Statements” shall mean (i) the audited consolidated financial statements of 1st Colonial as of December 31, 2024, and for the two (2) years ended December 31, 2023 and December 31, 2022, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of 1st Colonial as of the end of each calendar quarter following December 31, 2024 and for the periods then ended, including the notes thereto.

“1st Colonial 401(k) Plan” shall have the meaning set forth in Section 6.14(b).

“1st Colonial Intellectual Property” means, collectively, all 1st Colonial Owned Intellectual Property and Licensed Intellectual Property.

“1st Colonial IT Assets” means any and all IT Assets owned, leased or licensed (or purported to be owned, leased or licensed) by 1st Colonial or any of the 1st Colonial Subsidiaries.

“1st Colonial Material Contracts” shall have the meaning set forth in Section 4.8(c).

“1st Colonial Nominee” shall have the meaning set forth in Section 7.13.

“1st Colonial Option” shall have the meaning set forth in Section 3.1(e)(1).

“1st Colonial Owned Intellectual Property” means Intellectual Property owned or purported to be owned by 1st Colonial or any of the 1st Colonial Subsidiaries, including the Registered Intellectual Property, 1st Colonial Products, and Software owned by 1st Colonial or any of the 1st Colonial Subsidiaries.

“1st Colonial Permitted Liens” shall have the meaning set forth in Section 4.9(a).

“1st Colonial Products” means all products or services (including any websites, mobile applications, firmware or other Software) owned (or purported to be owned), developed (or currently being developed) or otherwise made available at any time by or on behalf of 1st Colonial or any of the 1st Colonial Subsidiaries.

“1st Colonial Recommendation” shall have the meaning set forth in Section 8.1.

“1st Colonial Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“1st Colonial Regulatory Reports” means the Call Reports of 1st Colonial Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2024, through the Closing Date, and all reports filed with the NJDB or FRB by 1st Colonial or 1st Colonial Bank from December 31, 2024 through the Closing Date.

“1st Colonial Representatives” shall have the meaning set forth in Section 6.8(a).

“1st Colonial RSU” shall have the meaning set forth in Section 3.1(e).

“1st Colonial Shareholders’ Meeting” shall have the meaning set forth in Section 8.1.

“1st Colonial Stock Plan” means the 1st Colonial Bancorp, Inc. 2020 Equity Incentive Plan, the 1st Colonial Bancorp, Inc. 2013 Outside Director Plan and the 1st Colonial Bancorp, Inc. 2013 Employee Stock Option Plan.

“1st Colonial Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“1st Colonial Subsidiary” means any subsidiary of 1st Colonial as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHCA.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Holder” shall have the meaning set forth in Section 3.4.

“Indemnified Parties” shall have the meaning set forth in Section 7.9(a).

“Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, internet and mobile account names, including social media names, “tags,” or “handles,” logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including Software, databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights, rights of publicity, or similar proprietary rights throughout the world, including causes of action, damages and remedies for past, present and future infringements, misappropriations or other violations thereof and rights of protection of an interest therein under the laws of any jurisdiction.

“IRS” shall mean the United States Internal Revenue Service, a bureau of the United States Department of Treasury.

“IT Assets” means the computer systems (including computers, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, software, hardware, information technology systems, data processing systems, databases, data repositories, cloud services and other systems, equipment and infrastructure) that are owned, leased, licensed or otherwise used by or on behalf of 1st Colonial in or necessary to the conduct of 1st Colonial’s business.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means actual knowledge of that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a)(3).

“Licensed Intellectual Property” means all Intellectual Property owned by a third party that is licensed to 1st Colonial or any of the 1st Colonial Subsidiaries.

“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “malware,” (in each case, as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Mailing Date” shall have the meaning set forth in Section 3.2(a)(1)(c).

“Material Adverse Effect” shall mean, with respect to Mid Penn or 1st Colonial, respectively, any event, circumstance, change, condition, development or occurrence that either individually or in the aggregate, has had or would reasonably be expected to have an effect that (i) is material and adverse to the assets, liabilities, financial condition, results of operations, properties or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or 1st Colonial and the 1st Colonial Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either 1st Colonial, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement; provided that, with respect to clause (i) above, “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, liabilities, business, properties, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations after the date hereof affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies (and, in either case, any authoritative interpretations thereof) that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the 1st Colonial Subsidiaries or Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby or which are otherwise required by the terms hereof; (d) the announcement of this Agreement and the transactions contemplated hereby and the impact thereof on relationships with customers, vendors or employees, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak or the material worsening of such conditions threatened or existing as of the date of this Agreement that do not have a materially disproportionate impact on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry; (g) changes in the trading price or trading volume of either party’s common stock; (h) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, unless such facts are otherwise included in an exception set forth herein); or (i) changes in the banking industry after the date hereof, including changes in prevailing interest rates, credit availability and liquidity, that do not have a materially disproportionate impact on such party.

“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 9.1(c).

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.9(c).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 2407 Park Drive, Harrisburg, Pennsylvania 17110. References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.

“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania banking institution, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.

“Mid Penn Benefit Plans” shall have the meaning set forth in Section 5.12(a).

“Mid Penn Common Stock” shall mean the common stock, par value $1.00 per share, of Mid Penn.

“Mid Penn Contract” shall have the meaning set forth in Section 5.8(a).

“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to 1st Colonial specifically referring to the appropriate sections of this Agreement.

“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan, any Mid Penn equity compensation plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 7.8(b).

“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2024, and for the two (2) years ended December 31, 2024 and December 31, 2023, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2024 and for the periods then ended, including the notes thereto.

“Mid Penn 401(k) Plan” shall have the meaning set forth in Section 6.14(b).

“Mid Penn Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.11(c).

“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2024, through the Closing Date, and all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2024 through the Closing Date.

“Mid Penn SEC Reports” shall have the meaning set forth in Section 5.17.

“Mid Penn Stock Plans” shall have the meaning set forth in Section 5.2(a).

“Mid Penn Subsidiary” means any subsidiary of Mid Penn as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHCA.

“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“NJDB” means the New Jersey Department of Banking and Insurance.

“Non-Election Shares” shall have the meaning set forth in Section 3.1(c)(3).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Open Source Software” means any Software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that (A) requires source code or derivative works based on such Software to be made publicly available under the same license or (B) prohibits the receipt of consideration in connection with sublicensing or distributing such software.

“Option Merger Consideration” shall have the meaning set forth in Section 3.1(e)(1).

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Personal Data” means any and all information that (i) alone or in combination with other information held by a party or any of the 1st Colonial Subsidiaries can reasonably be used to identify an individual person, household, device or browser, or (ii) is defined as “personally identifiable information,” “personal information,” “personal data” or any term similar to any of the foregoing under applicable Privacy and Security Requirements.

“Privacy and Security Laws” means all applicable laws (including common law), statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Governmental Entity, including without limitation laws relating to privacy, data security, data protection, data transfer, data disposal, breach notification, telephone and text message communications, online tracking, and marketing by email or other channels, in all relevant jurisdictions. This includes but is not limited to U.S. state comprehensive and financial privacy laws, federal privacy laws and regulations (including but not limited to the Gramm-Leach-Bliley Act, Fair Credit Reporting Act, etc.), Federal Financial Institutions Examination Council IT Handbooks, and digital marketing practices subject to laws such as the CAN-SPAM Act and Telephone Consumer Protection Act.

“Privacy and Security Requirements” means, in connection with the collection, storage, use, security, disclosure or disposal of any Personal Data by or on behalf of 1st Colonial, all (a) applicable Privacy and Security Laws, (b) contractual commitments of a party or any of the 1st Colonial Subsidiaries, (c) publicly-facing statements, policies, or procedures adopted by a party or any of the 1st Colonial Subsidiaries, (d) internal privacy and security policies and procedures, and (e) industry and self-regulatory standards and codes of conduct to which a party or any of the 1st Colonial Subsidiaries is bound, including, as applicable, the Payment Card Industry Data Security Standard, in each of clause (a) through (e) of this definition, regarding privacy, cybersecurity, data security or artificial intelligence.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity, Internet domain name registrar, or social media platform.

“Registered Intellectual Property” means all 1st Colonial Owned Intellectual Property that is Registered.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of 1st Colonial Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Relevant Group” shall mean any affiliated, consolidated, combined, unitary or similar group.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.4(b)(ii).

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all material documentation relating thereto.

“Statement of Merger” shall mean the statement of merger to be executed by Mid Penn and 1st Colonial and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Stock Consideration” shall have the meaning set forth in Section 3.1(c)(2).

“Stock Election” shall have the meaning set forth in Section 3.1(c)(2).

“Stock Election Shares” shall have the meaning set forth in Section 3.1(c)(2).

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration or other report (including elections, declarations, schedules, estimates, information and amended returns) with respect to any Taxes.

“Taxing Authority” means any governmental or administrative agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction having jurisdiction with respect to any Tax.

“Termination Date” shall mean September 30, 2026.

“Treasury Regulations” means the regulations issued by the IRS.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (i) 1st Colonial shall merge with and into Mid Penn, with Mid Penn as the Surviving Corporation in accordance with the PBCL; and (ii) the separate existence of 1st Colonial shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of 1st Colonial shall be vested in and assumed by Mid Penn in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of 1st Colonial Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2. Effective Time; Closing.

(a) Closing. The closing (“Closing”) shall occur no later than the later of: (i) the close of business on the tenth (10th) calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), except that Mid Penn may extend such date for up to an additional twenty (20) calendar days by providing written notice to 1st Colonial confirming that all such conditions have been satisfied (or waived) and stating the date on which

Closing shall occur (subject to the satisfaction of those conditions that by their terms are to be satisfied at the Closing and absent a material breach of this Agreement by either party prior to such date), or (ii) such other date that may be mutually agreed to in writing by the parties. The Merger shall be effected by the filing of a Statement of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL. The “Effective Time” shall mean the time specified in the Statement of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Statement of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Mid Penn at 2407 Park Drive, Harrisburg, PA 17110, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, at 10:00 a.m., or at such other place or time upon which Mid Penn and 1st Colonial mutually agree.

(c) Deliveries at Closing. At or prior to Closing there shall be delivered to Mid Penn and 1st Colonial by electronic delivery the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Section 3.1 hereof.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect and shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the Effective Time of the Bank Merger shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4. Directors and Officers.

(a) Subject to Section 2.4(e), the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b) The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.

(c) The directors of Mid Penn Bank immediately prior to the Effective Time shall be the directors of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d) The officers of Mid Penn Bank immediately prior to the Effective Time shall be the officers of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed, and Robert B. White shall be appointed as Senior Executive Vice President, Greater Philadelphia Metro Area Market President and Senior Risk Advisor of Mid Penn Bank.

(e) Subject to the appointment of the 1st Colonial Nominee in accordance with Section 7.12(a), the directors of Mid Penn immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the articles of incorporation and bylaws of Mid Penn. Mid Penn shall offer all directors of 1st Colonial, other than the 1st Colonial Nominee, a one-year paid advisory board position. Nothing in this Section 2.4(e) shall require the election or appointment of any individual whose election or appointment is prohibited or advised against in writing by any Bank Regulator.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the PBCL and this Agreement.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” (within the meaning of United States Treasury regulations section 1.368-2(g)) for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Mid Penn nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Mid Penn and 1st Colonial each hereby agrees to deliver certificates substantially in compliance with IRS published guidance (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Mid Penn and 1st Colonial, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the SEC as part of the Registration Statement, at any time that Mid Penn exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Mid Penn may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that such change shall be subject to the written consent of 1st Colonial which shall not be unreasonably withheld, and no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of 1st Colonial Common Stock as Merger Consideration or the holders of 1st Colonial Options as Option Merger Consideration, (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination), jeopardize or delay receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled, (iii) result in any adverse federal or state income tax or other adverse tax consequences to 1st Colonial shareholders as a result of such modification or structure or (iv) require submission to or approval of 1st Colonial’s shareholders after this Agreement has been approved by 1st Colonial’s shareholders. In the event Mid Penn elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.7. Bank Merger.

Mid Penn and 1st Colonial shall cause 1st Colonial Bank to merge (the “Bank Merger”) with and into Mid Penn Bank, with Mid Penn Bank surviving such merger, immediately, or as soon as reasonably practicable, after the Effective Time in accordance with the Bank Plan of Merger, which will be substantially in the Form of Exhibit B attached hereto (the “Bank Plan of Merger”). In addition, immediately, or as soon as reasonably practicable, after the execution and delivery of this Agreement, Mid Penn will cause Mid Penn Bank, and 1st Colonial will cause 1st Colonial Bank, to execute and deliver the Bank Plan of Merger. Each of Mid Penn and 1st Colonial shall approve the Bank Plan of Merger and the Bank Merger as the sole stockholder of Mid Penn Bank and 1st Colonial Bank, respectively, to execute certificates or articles of merger and other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Plan of Merger in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1. Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, 1st Colonial or the holders of any of the shares of 1st Colonial Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of Mid Penn Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All shares of 1st Colonial Common Stock held in the treasury of 1st Colonial (“Treasury Stock”), and each share of 1st Colonial Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Mid Penn Owned Shares”) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of 1st Colonial Common Stock (excluding Treasury Stock, Mid Penn Owned Shares and Dissenting Shares pursuant to Section 3.3) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Section 3.2 and subject to Section 3.4 and Section 3.1(f) and (h), the following:

(1) For each share of 1st Colonial Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Cash Election”), the right to receive in cash from Mid Penn, without interest, an amount equal to $18.50 (the “Cash Consideration”)(collectively, “Cash Election Shares”);

(2) for each share of 1st Colonial Common Stock with respect to which an election to receive Mid Penn Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Stock Election”), the right to receive from Mid Penn the number of shares of Mid Penn Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(3) for each share of 1st Colonial Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2 (collectively, “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as determined in accordance with Section 3.4.

For purposes of this Agreement: (x) “Exchange Ratio” means 0.6945 of Mid Penn Common Stock; and (y) Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d) After the Effective Time, shares of 1st Colonial Common Stock shall be no longer outstanding and shall automatically be cancelled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article III and, if applicable, any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by 1st Colonial on such shares of 1st Colonial Common Stock in accordance with this Agreement on or prior to the Effective Time.

(e) The number of shares of 1st Colonial Common Stock to be converted into the right to receive the Stock Consideration shall be equal to sixty percent (60%) of the number of shares of 1st Colonial Common Stock outstanding immediately prior to the Effective Time and the number of shares of 1st Colonial Common Stock to be converted into the right to receive the Cash Consideration shall be equal to forty percent (40%) of the number of shares of 1st Colonial Common Stock outstanding immediately prior to the Effective Time. In the event that the foregoing clauses of this Section 3.1 and the election procedures set forth in Section 3.2 result in less or more than such percentages, then pro rata adjustments will be made in accordance with the procedures set forth in Section 3.4.

(f) Notwithstanding Section 3.1(e), if either of the tax opinions referred to in Section 9.1(e) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Mid Penn shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.

(g) Treatment of 1st Colonial Equity Awards.

(1) At the Effective Time, each option granted by 1st Colonial to purchase shares of 1st Colonial Common Stock (the “1st Colonial Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive a single lump sum cash payment by Mid Penn, equal to the product of (i) the number of shares of 1st Colonial Common Stock subject to such 1st Colonial Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) $18.50 over (B) the exercise price per share of such 1st Colonial Option (the “Option Merger Consideration”), less any applicable Taxes required to be withheld with respect to such payment in accordance with Section 3.2(e) and less all applicable payroll deductions. If the exercise price per share of any such 1st Colonial Option is equal to or greater than $18.50, such 1st Colonial Option shall be canceled at the Effective Time without any cash payment being made in respect thereof. The Option Merger Consideration (less all applicable payroll deductions and Tax withholdings) shall be paid on the first or second payroll date after the Closing Date. Ten (10) days prior to the Closing Date, 1st Colonial shall accelerate the vesting of all unvested 1st Colonial Options that are then outstanding, and shall provide the holders of all 1st Colonial Options with notice of their right to exercise such 1st Colonial Options at any time prior to the Effective Time and the consequences of not exercising their 1st Colonial Options prior to the Effective Time.

(2) 1st Colonial shall take all actions necessary, such that (i) within five days prior to the Closing Date, (a) any vesting restrictions on each then outstanding restricted stock unit granted by 1st Colonial (a “1st Colonial RSU”) under a 1st Colonial Stock Plan shall automatically lapse, (b) each then outstanding 1st Colonial RSU shall be cancelled at the time of such acceleration and settled (with one share of 1st Colonial Common Stock being issued in settlement of each 1st Colonial RSU then being settled), provided, that the number of shares of 1st Colonial Common Stock issued in settlement of any such 1st Colonial RSU shall be net of any applicable Tax withholding obligations in accordance with appliable law and (c) all accrued but unpaid dividend equivalents on the 1st Colonial RSUs settled pursuant to the preceding clause (b) have been paid to the holder of such 1st Colonial RSU (less all applicable Tax withholdings and payroll deductions) and (ii) on the Closing Date, no 1st Colonial RSUs shall be outstanding.

(3) At or prior to the Effective Time, 1st Colonial, the 1st Colonial Board of Directors and/or its compensation committee, as applicable, shall adopt any resolutions, effective and contingent on the Closing, and take any actions that are necessary to (i) effectuate the provisions of this Section 3.1(g), (ii) terminate the 1st Colonial Stock Plans effective as of the Effective Time and (iii) ensure that following the Effective Time, no Person by virtue of holding any 1st Colonial RSUs or any 1st Colonial Option, shall have any rights with respect thereto other than as specifically provided in this Section 3.1(g).

(h) In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, readjustment or similar capitalization change and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted to give 1st Colonial and the holders of 1st Colonial Common Stock the same economic effect as contemplated by this Agreement prior to such events. In addition, in the event Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of 1st Colonial Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of 1st Colonial Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of the fractional share interest to which such holder would otherwise be entitled by $18.50. For purposes of determining any fractional share interest, all shares of 1st Colonial Common Stock owned by a 1st Colonial shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such 1st Colonial shareholder. The parties acknowledge that the payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares. This Section 3.1(g) shall apply mutatis mutandis to Section 3.1(e)(2).

3.2. Procedures for Exchange of 1st Colonial Common Stock.

(a) Election and Exchange Procedures.

(1) Each holder of record (“Holder”) of shares of 1st Colonial Common Stock shall have the right, subject to the limitations set forth in this Article III to submit an election in accordance with the following procedures:

a. Each Holder may specify in a request made in accordance with the provisions of this Section 3.2(a) (herein called an “Election”) (x) the number of shares of 1st Colonial Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of 1st Colonial Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

b. Mid Penn shall prepare a form reasonably acceptable to 1st Colonial (the “Form of Election”) which shall be mailed to 1st Colonial’s shareholders entitled to vote at the 1st Colonial Shareholders’ Meeting, as well as to holders of 1st Colonial Options and 1st Colonial RSUs, so as to permit 1st Colonial shareholders to exercise their right to make an Election prior to the Election Deadline.

c. The Form of Election shall be mailed to each Holder not more than forty-five (45) nor less than thirty (30) calendar days prior to the anticipated Effective Time or on such date as 1st Colonial and Mid Penn shall mutually agree (the “Mailing Date”).

d. Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the twenty-fifth (25th) calendar day following the Mailing Date (the “Election Deadline”), a Form of Election properly completed and signed.

e. Any 1st Colonial stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Mid Penn, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of 1st Colonial Common Stock, such Election shall be deemed to be not in effect, and the shares of 1st Colonial Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

f. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Mid Penn or 1st Colonial that this Agreement has been terminated in accordance with Article X.

(2) Five (5) days prior to the Effective Time, or as soon as practical prior to the Effective Time, Mid Penn shall (A) deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of 1st Colonial Common Stock, an amount of cash sufficient to pay the aggregate Cash Consideration, cash necessary to make payments of any dividends or distributions with a record date occurring on or after the Effective Time with respect to the Merger Consideration (without any interest on any such dividends or distributions) and cash for fractional shares pursuant to Section 3.1(g)) and (B) provide the Exchange Agent with the irrevocable authorization to issue such cash and sufficient shares of Mid Penn Common Stock in book entry form (“Book-Entry Shares”) (such cash and Book-Entry Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(3) Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Mid Penn shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of 1st Colonial Common Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to Mid Penn and 1st Colonial (“Letter of Transmittal”) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration and cash for any fractional shares of Mid Penn Common Stock which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery to the Exchange Agent of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, and (ii) with respect to book-entry shares, proper delivery of an “agent’s message” regarding the book-entry transfer of book-entry shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon surrender to the Exchange Agent of a Certificate or book-entry shares for cancellation together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or book-entry shares shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, a certificate, or at the election of Mid Penn, a statement reflecting shares issued in book-entry form, representing the Stock Consideration to which such holder is entitled pursuant to this Article III, plus a check for the Cash Consideration plus any amounts due for fractional shares pursuant to Section 3.1(g), any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(a)(1) and the Certificate or book-entry share so surrendered shall forthwith be cancelled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates or book-entry shares.

(b) Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding 1st Colonial Common Stock shall have no rights, after the Effective Time, with respect to such 1st Colonial Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Mid Penn Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Mid Penn Common Stock represented by such Certificate.

(c) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the Letter of Transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of 1st Colonial of the shares of 1st Colonial Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, 1st Colonial Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Withholding. The Exchange Agent, Mid Penn, 1st Colonial and their respective Affiliates will be entitled to deduct and withhold from the Cash Consideration, any cash in lieu of fractional shares of Mid Penn and any other amounts or property otherwise payable or distributable to any holder of 1st Colonial Common Stock or Person pursuant to this Agreement (including with respect to any 1st Colonial Option and any 1st Colonial RSU) such amounts as Mid Penn, the Exchange Agent, 1st Colonial and their respective Affiliates are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are so properly withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

(f) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Mid Penn shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Mid Penn (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Mid Penn nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mid Penn, the posting by such Person of a bond in such amount as Mid Penn may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) Mid Penn, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election or the Letters of Transmittal and compliance by any 1st Colonial shareholder with the election and exchange procedures set forth herein, (B) the issuance and delivery of shares of Mid Penn Common Stock into which shares of 1st Colonial Common Stock are converted in the Merger and (C) the method of payment of cash in lieu of fractional shares of Mid Penn Common Stock.

(i) Reservation of Shares. Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the 1st Colonial shareholders in accordance with this Article III.

3.3. Dissenting Shareholders.

Pursuant to the PBCL, the holders of 1st Colonial Common Stock shall be entitled to exercise dissenters’ rights. Each outstanding share of 1st Colonial Common Stock, the holder of which has perfected his, her or its right to dissent under Subchapter D of Chapter 15 of the PBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the PBCL. 1st Colonial shall give Mid Penn prompt notice upon receipt by 1st Colonial of any such demands for payment of the fair value of such shares of 1st Colonial Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Mid Penn shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. 1st Colonial shall not, except with the prior written consent of Mid Penn, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the PBCL. Any payments made in respect of Dissenting Shares shall be made by Mid Penn. If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his, her, or it’s right to such payment at or before the Effective Time, such holder’s shares of 1st Colonial Common Stock shall no longer be “Dissenting Shares”, and shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his, her or it’s right to such payment after the Effective Time, each share of 1st Colonial Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.4. Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of 1st Colonial Common Stock to be entitled to receive the Cash Consideration pursuant to Section 3.1(c)(1) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.40 and (ii) the total number of shares of 1st Colonial Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of 1st Colonial Common Stock to be cancelled as provided in Section 3.1(b)) (the “Cash Conversion Number”). All other shares of 1st Colonial Common Stock (excluding the shares of 1st Colonial Common Stock to be cancelled as provided in Section 3.1(b)) shall be converted into the right to receive the Stock Consideration.

(b) Promptly (and in any event no later than five (5) business days) after the Effective Time, Mid Penn shall cause the Exchange Agent to effect the allocation among Holders (as defined below) of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of 1st Colonial Common Stock (including shares of 1st Colonial Common Stock issued prior to the Effective Time for 1st Colonial Option exercises and the vesting of 1st Colonial RSUs) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each Holder will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such Holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such Holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each Holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such Holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such Holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF 1ST COLONIAL

1st Colonial represents and warrants to Mid Penn that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except (i) as set forth in the 1st Colonial Disclosure Schedules delivered by 1st Colonial to Mid Penn on the date hereof (it being understood that the mere inclusion of an item in the 1st Colonial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by 1st Colonial that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect). Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by 1st Colonial and nothing in this Agreement shall require such disclosure. References to the Knowledge of 1st Colonial shall mean to the Knowledge of those Persons identified in 1st Colonial Disclosure Schedule 4.0.

4.1. Organization.

(a) 1st Colonial is a corporation duly organized and subsisting under the laws of the Commonwealth of Pennsylvania and is duly registered as a bank holding company under the BHCA. 1st Colonial has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) 1st Colonial Bank is a New Jersey-chartered bank duly organized and validly subsisting under the laws of the State of New Jersey and is regulated by the NJDB and the FDIC. 1st Colonial Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of New Jersey and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of 1st Colonial Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by 1st Colonial Bank when due. 1st Colonial Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) 1st Colonial Disclosure Schedule 4.1(c) sets forth each 1st Colonial Subsidiary, the state of organization of each 1st Colonial Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such 1st Colonial Subsidiary owned by 1st Colonial or 1st Colonial Bank. Each 1st Colonial Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each 1st Colonial Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The respective minute books of 1st Colonial, 1st Colonial Bank and each 1st Colonial Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, 1st Colonial has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of 1st Colonial and similar governing documents of 1st Colonial Bank and each other 1st Colonial Subsidiary, each as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of 1st Colonial consists of Ten Million (10,000,000) shares of 1st Colonial Common Stock, $0.0 par value per share, and One Million (1,000,000) shares of preferred stock, $0.0 par value per share (“1st Colonial Preferred Stock”). As of the date of this Agreement, there are (i) 4,799,342 shares of 1st Colonial Common Stock issued and outstanding, (ii) zero shares of 1st Colonial Preferred Stock issued and outstanding, (iii) 531,931 shares of 1st Colonial Common Stock held by 1st Colonial as Treasury Stock, (iv) 110,147 shares of 1st Colonial Common Stock reserved for issuance upon the vesting of 1st Colonial RSUs, and (v) 224,864 shares of 1st Colonial Common Stock reserved for issuance upon exercise of 1st Colonial Options. All of the issued and outstanding shares of 1st Colonial Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except as set forth on 1st Colonial Disclosure Schedule 4.2(a), as of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of 1st Colonial, nor any trust preferred or subordinated debt securities of 1st Colonial, are issued or outstanding. Except as set forth on 1st Colonial Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of 1st Colonial, or otherwise obligating 1st Colonial to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the 1st Colonial Affiliate Letters, to 1st Colonial’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the 1st Colonial Common Stock or other equity interests of 1st Colonial. There are no outstanding, authorized or promised appreciation rights, phantom stock or similar rights with respect to 1st Colonial or any 1st Colonial Subsidiary.

(b) 1st Colonial owns all of the capital stock of 1st Colonial Bank, free and clear of any Lien except as set forth on 1st Colonial Disclosure Schedule 4.2(b). Except for the 1st Colonial Subsidiaries, 1st Colonial does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of 1st Colonial Subsidiaries, equity interests held by 1st Colonial Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending or borrowing activities of 1st Colonial Subsidiaries, including stock in the FHLB and Atlantic Community Bankers Bank. Either 1st Colonial or 1st Colonial Bank owns all of the outstanding shares of capital stock or equity interests of each 1st Colonial Subsidiary free and clear of all Liens.

(c) To 1st Colonial’s Knowledge, except as set forth on 1st Colonial Disclosure Schedule 4.2(c), as of the date of this Agreement, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of 1st Colonial Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of 1st Colonial to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on 1st Colonial Disclosure Schedule 4.2(d).

(e) 1st Colonial Disclosure Schedule 4.2(e) set forth, as of the date of this Agreement, with respect to each 1st Colonial Option and each 1st Colonial RSU, (i) the grantee, (ii) the date of grant, (iii) the number of 1st Colonial shares of Common Stock subject thereto, (iv) the per share exercise price (if applicable), (v) whether such 1st Colonial Option is an “incentive stock option” for purposes of Section 422 of the Code and (vi) the expiration date (if applicable).

4.3. Authority; No Violation.

(a) 1st Colonial has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by 1st Colonial’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by 1st Colonial and the consummation by 1st Colonial of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of 1st Colonial, and no other corporate proceedings on the part of 1st Colonial, except for the approval of the 1st Colonial shareholders, the execution and delivery of the Bank Plan of Merger by 1st Colonial Bank and the consent of the sole shareholder of 1st Colonial Bank are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by 1st Colonial and, subject to (i) approval by the shareholders of 1st Colonial, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of 1st Colonial, enforceable against 1st Colonial in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of 1st Colonial’s shareholders and 1st Colonial’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by 1st Colonial, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by 1st Colonial with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of 1st Colonial, (B) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to 1st Colonial or any of its properties or assets, or (y) except as set forth in 1st Colonial Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of 1st Colonial under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which 1st Colonial is a party, or by which 1st Colonial or any of its properties or assets may be bound or affected, except, with respect to (B), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of 1st Colonial, and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, those additional applications, filings and notices, if any, listed in 1st Colonial Disclosure Schedule 4.4 and approval of such applications, filings and notices, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by 1st Colonial or the Bank Plan of Merger by 1st Colonial Bank and (b) the completion by 1st Colonial of the transactions contemplated hereby or by 1st Colonial Bank of the Bank Merger. As of the date of this Agreement, 1st Colonial (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of 1st Colonial or 1st Colonial Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5. Financial Statements; Undisclosed Liabilities.

(a) 1st Colonial has previously made available, or will make available, to Mid Penn the 1st Colonial Regulatory Reports. The 1st Colonial Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of 1st Colonial as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) 1st Colonial has previously made available, or will make available, to Mid Penn the 1st Colonial Financial Statements. The 1st Colonial Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of 1st Colonial and the 1st Colonial Subsidiaries as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.

(c) As of the date of each balance sheet included in the 1st Colonial Financial Statements, neither 1st Colonial nor 1st Colonial Bank has had, or will have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such 1st Colonial Financial Statements or 1st Colonial Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.

(d) The records, systems, controls, data and information of 1st Colonial and the 1st Colonial Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of

1st Colonial or any 1st Colonial Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect. 1st Colonial (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to 1st Colonial, including its consolidated 1st Colonial Subsidiaries, is made known to the chief executive officer and the chief financial officer of 1st Colonial by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to 1st Colonial’s outside auditors and the audit committee of 1st Colonial’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect 1st Colonial’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in 1st Colonial’s internal control over financial reporting. These disclosures (if any) were made in writing by management to 1st Colonial’s auditors and audit committee and a copy has previously been made available to Mid Penn.

(e) Since December 31, 2022, (i) neither 1st Colonial nor any of the 1st Colonial Subsidiaries, nor to the Knowledge of 1st Colonial, any director, officer, employee, auditor, accountant or representative of 1st Colonial or any of the 1st Colonial Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of 1st Colonial or any of the 1st Colonial Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that 1st Colonial or any of the 1st Colonial Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing 1st Colonial or any of the 1st Colonial Subsidiaries, whether or not employed by 1st Colonial or any of the 1st Colonial Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by 1st Colonial or any of its officers, directors, employees or agents to the Board of Directors of 1st Colonial or any committee thereof or to any director or officer of 1st Colonial.

4.6. Taxes.

(a) All income and other material Tax Returns required to have been filed by 1st Colonial and any of the 1st Colonial Subsidiaries have been, or will be, duly and timely filed (taking into account extensions of time to file), and each such Tax Return is, or will be, true, correct and complete in all material respects. All income and other material Taxes due and payable by 1st Colonial and any of the 1st Colonial Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b) Except as set forth on 1st Colonial Disclosure Schedule 4.6(b), there is no action, audit, dispute or claim now pending or proposed or threatened in writing against 1st Colonial or any of the 1st Colonial Subsidiaries in respect of Taxes. Except as set forth on 1st Colonial Disclosure Schedule 4.6(b), neither 1st Colonial nor any of the 1st Colonial Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where 1st Colonial or any of the 1st Colonial Subsidiaries did not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no Liens on any of the assets of 1st Colonial with respect to Taxes other than for Taxes not yet due and payable.

(c) 1st Colonial and any of the 1st Colonial Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d) 1st Colonial Disclosure Schedule 4.6(d) lists all Tax Returns filed by 1st Colonial or the 1st Colonial Subsidiaries for taxable periods ended on or after December 31, 2017 that have been or are currently the subject of audit. Except as set forth on 1st Colonial Disclosure Schedule 4.6(d), neither 1st Colonial nor any of the 1st Colonial Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of 1st Colonial are pending with respect to 1st Colonial or any of the 1st Colonial Subsidiaries. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where 1st Colonial has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against 1st Colonial or any of the 1st Colonial Subsidiaries.

(f) 1st Colonial is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which 1st Colonial is the parent.

(g) Neither 1st Colonial nor any of the 1st Colonial Subsidiaries has agreed to, or is required to, make any adjustment under Section 481(a) of the Code. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries has been a “distributing corporation” or a “controlled corporation” with respect to a transaction described in Section 355 of the Code within the five (5) year period ending as of the date of this Agreement. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. 1st Colonial has disclosed on its federal income Tax Returns all positions taken in those Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth on 1st Colonial Disclosure Schedule 4.6(g), neither 1st Colonial nor any of the 1st Colonial Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h) Except as set forth on 1st Colonial Disclosure Schedule 4.6(h), neither 1st Colonial nor any of the 1st Colonial Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries is liable for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Tax law), other than as a result of being a member of a Relevant Group of which 1st Colonial is the parent, or as a transferee or successor, by contract or otherwise.

(i) Neither 1st Colonial nor any of the 1st Colonial Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of such taxable period) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

4.7. No Material Adverse Effect.

Since December 31, 2024, each of 1st Colonial and the 1st Colonial Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement). 1st Colonial has not suffered any Material Adverse Effect since December 31, 2024, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on 1st Colonial.

4.8. Material Contracts; Leases; Defaults.

(a) Except as set forth on 1st Colonial Disclosure Schedule 4.8(a), neither 1st Colonial nor any 1st Colonial Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of 1st Colonial or any 1st Colonial Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of 1st Colonial or any 1st Colonial Subsidiary; (iii) any collective bargaining agreement with any labor organization relating to employees of 1st Colonial or any 1st Colonial Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by 1st Colonial or any 1st Colonial Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of One Hundred Thousand Dollars ($100,000) whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which 1st Colonial or any 1st Colonial Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, FRB Paycheck Protection Program Liquidity Facility borrowings, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates 1st Colonial or any 1st Colonial Subsidiary for the payment of more than Fifty Thousand Dollars ($50,000) annually or for the payment of more than One Hundred Thousand Dollars ($100,000) over its remaining term, which is not terminable without cause on sixty (60) days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software); (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by 1st Colonial or any 1st Colonial Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material); (viii) any contract between or among 1st Colonial or any of the 1st Colonial Subsidiaries or Affiliates; (ix) any contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses); (x) any contract relating to the provision of data processing, network communications or other technical services to or by 1st Colonial or any of the 1st Colonial Subsidiaries providing for the payment of more than Fifty Thousand Dollars ($50,000) annually or for the payment of more than One Hundred Thousand Dollars ($100,000) over its remaining term; (xi) any contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement; (xii) any contract that provides any rights to investors in 1st Colonial, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the 1st Colonial Board of Directors; (xiii) any contract that provides for potential material indemnification payments by 1st Colonial or any of the 1st Colonial Subsidiaries; (xiv) any contract or understanding with a labor union, in each case whether written or oral; (xv) any contract that grants any right of first refusal, right first offer or similar right with respect to any material assets, rights or properties of 1st Colonial or the 1st Colonial Subsidiaries; (xvi) any contract which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Governmental Entity in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earn-out or other obligations that continue in effect after the date of this Agreement; or (xvii) any other contract or amendment thereto that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K).

(b) 1st Colonial Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by 1st Colonial, 1st Colonial Bank or any 1st Colonial Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed on 1st Colonial Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither 1st Colonial nor any 1st Colonial Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “1st Colonial Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and neither 1st Colonial nor any 1st Colonial Subsidiary (nor, to the Knowledge of 1st Colonial, any other party to any 1st Colonial Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any 1st Colonial Material Contract. Except as listed on 1st Colonial Disclosure Schedule 4.8(c), no party to any 1st Colonial Material Contract will have the right to terminate any or all of the provisions of any such 1st Colonial Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as set forth on 1st Colonial Disclosure Schedule 4.8(d), since December 31, 2024, through and including the date of this Agreement, neither 1st Colonial nor any 1st Colonial Subsidiary has (i) (A) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, or fringe benefits or perquisites payable or provided to any officer, employee, or director from the amount thereof in effect as of December 31, 2024 (which amounts have been previously made available to Mid Penn), (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on 1st Colonial Disclosure Schedule 4.12(a), as in effect as of the date hereof), or (C) paid any bonus other than customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of 1st Colonial Common Stock, or any Right to any executive officer, director or employee, (iii) increased the benefits provided under, or terminated, established or materially amended, any bonus, welfare, severance, deferred compensation, pension, retirement, profit sharing, equity-based (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock units or restricted stock awards), stock purchase or other employee benefit plan, program, practice, agreement, policy or arrangement, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of 1st Colonial or any of the 1st Colonial Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of Fifty Thousand Dollars ($50,000), other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of 1st Colonial or the 1st Colonial Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance, or (x) hired, offered to hire, terminated, received a notice of termination from, or provided a notice of termination to, any (A) non-officer employee whose annual compensation exceeds $100,000 or (B) officer.

(e) As of the date of this Agreement, except as set forth on 1st Colonial Disclosure Schedule 4.8(e), none of the deposits of 1st Colonial is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.9. Ownership of Property; Insurance Coverage.

(a) 1st Colonial and each 1st Colonial Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by 1st Colonial or any 1st Colonial Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the 1st Colonial Regulatory Reports and in the 1st Colonial Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, FRB, inter-bank credit facilities or any transaction by a 1st Colonial Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not materially adversely affect the value or use of such real property, and (iv) those described and reflected in the 1st Colonial Financial Statements (together “1st Colonial Permitted Liens”). Such securities are valued on the books of 1st Colonial and each of the 1st Colonial Subsidiaries in accordance with GAAP. 1st Colonial and the 1st Colonial Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by 1st Colonial and the 1st Colonial Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither 1st Colonial nor any 1st Colonial Subsidiary is in default in any material respect under any lease for any real or personal property to which either 1st Colonial or any 1st Colonial Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on 1st Colonial.

(b) With respect to all agreements pursuant to which 1st Colonial or any 1st Colonial Subsidiary has purchased securities subject to an agreement to resell, if any, 1st Colonial or such 1st Colonial Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. 1st Colonial and each of the 1st Colonial Subsidiaries employs investment, securities risk management and other policies, practices and procedures that 1st Colonial and each such 1st Colonial Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) 1st Colonial and each 1st Colonial Subsidiary currently maintains insurance considered by 1st Colonial to be reasonable for their respective operations in accordance with industry practice. Neither 1st Colonial nor any 1st Colonial Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as provided on 1st Colonial Disclosure Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by 1st Colonial or any 1st Colonial Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years 1st Colonial and each 1st Colonial Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. 1st Colonial Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by 1st Colonial and each 1st Colonial Subsidiary, as well as the other matters required to be disclosed under this Section 4.9(c). This Section 4.9(c) does not apply to insurance with respect to any 1st Colonial Benefit Plan.

4.10. Legal Proceedings.

Neither 1st Colonial nor any 1st Colonial Subsidiary is a party to any, and there are no pending or, to 1st Colonial’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against 1st Colonial or any 1st Colonial Subsidiary except as set forth on 1st Colonial Disclosure Schedule 4.10(a), (b) to which 1st Colonial’s or any 1st Colonial Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of 1st Colonial or 1st Colonial Bank to perform under this Agreement in any material respect.

4.11. Compliance With Applicable Law.

(a) Each of 1st Colonial and each 1st Colonial Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, the New Jersey Law Against Discrimination, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a 1st Colonial or any 1st Colonial Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither 1st Colonial nor any 1st Colonial Subsidiary has received any written notice to the contrary, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on 1st Colonial. The Board of Directors of 1st Colonial Bank has adopted, and 1st Colonial Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of 1st Colonial and each 1st Colonial Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on 1st Colonial; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to 1st Colonial’s Knowledge, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since January 1, 2021, neither 1st Colonial nor any 1st Colonial Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that 1st Colonial or any 1st Colonial Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to 1st Colonial or any 1st Colonial Subsidiary; (iii) requiring, or threatening to require, 1st Colonial or any 1st Colonial Subsidiary, or indicating that 1st Colonial or any 1st Colonial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of 1st Colonial or any 1st Colonial Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed on 1st Colonial Disclosure Schedule 4.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of 1st Colonial or any 1st Colonial Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “1st Colonial Regulatory Agreement”). 1st Colonial has not consented to or entered into any 1st Colonial Regulatory Agreement that is currently in effect or that was in effect since January 1, 2021. The most recent regulatory rating given to 1st Colonial Bank as to compliance with the CRA is satisfactory or better.

(d) 1st Colonial Bank is “well capitalized” within the meaning of the regulations of the FDIC, and neither 1st Colonial nor 1st Colonial Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. 1st Colonial Bank knows of no reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.

(e) 1st Colonial maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized access to or acquisition of Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the Knowledge of 1st Colonial, since January 1, 2021, 1st Colonial and the 1st Colonial Subsidiaries have not experienced any Security Breach that would reasonably be expected to be material to 1st Colonial and the 1st Colonial Subsidiaries or require notification to affected individuals, a Governmental Entity or a Bank Regulator that has not been made. To the Knowledge of 1st Colonial, there are no data security or other technological vulnerabilities with respect to the information technology systems or networks of 1st Colonial and the 1st Colonial Subsidiaries that would reasonably be expected to have a Material Adverse Effect on 1st Colonial. To the Knowledge of 1st Colonial, 1st Colonial has not been the subject of any inquiry or action of any Governmental Entity or Bank Regulator with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.

(f) Without limitation, none of 1st Colonial, or any of the 1st Colonial Subsidiaries, or to the Knowledge of 1st Colonial, any director, officer, employee, agent or other person acting on behalf of 1st Colonial or any of the 1st Colonial Subsidiaries has, directly or indirectly, (i) used any funds of 1st Colonial or any of the 1st Colonial Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of 1st Colonial or any of the 1st Colonial Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of 1st Colonial or any of the 1st Colonial Subsidiaries, (v) made any fraudulent entry on the books or records of 1st Colonial or any of the 1st Colonial Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for 1st Colonial or any of the 1st Colonial Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for 1st Colonial or any of the 1st Colonial Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.12. Employee Benefit Plans.

(a) 1st Colonial Disclosure Schedule 4.12(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other benefit plans, agreements, contracts, programs, policies or arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies, agreements, contracts and arrangements (including vacation), in any case, under which any current or former employee, director, officer, consultant or individual independent contractor of 1st Colonial or any 1st Colonial Subsidiary has any present or future right to benefits from 1st Colonial, any 1st Colonial Subsidiary or any ERISA Affiliate, or under which 1st Colonial or any 1st Colonial Subsidiary has any present or future liability. All such plans, agreements, programs, policies, contracts and arrangements shall be collectively referred to as the “1st Colonial Benefit Plans.”

(b) With respect to each 1st Colonial Benefit Plan, 1st Colonial has made available to Mid Penn a current, accurate and complete copy thereof and all amendments thereto (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter issued by the IRS and any current application to the IRS for a determination letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; (iv) annual return/reports on Form 5500 for the last three (3) plan years with respect to each 1st Colonial Benefit Plan which is required to file such annual return/report; (v) any materials relating to any legal proceeding or voluntary compliance program (in each case, during the last three (3) years); (vi) testing results for the three (3) most recently completed plan years for which testing was prepared; (vii) all administrative service and similar contracts and agreements; and (viii) all Forms 1094 and 1095 for the 2021 through 2024 calendar years. In addition, 1st Colonial has made available to Mid Penn a copy of each 1st Colonial Stock Plan, each form of award agreement issued under a 1st Colonial Stock Plan and each award agreement issued under a 1st Colonial Stock Plan that materially deviates from such form of award agreement.

(c) (i) Each 1st Colonial Benefit Plan has been established, operated, funded, maintained and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations; (ii) each 1st Colonial Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification on which 1st Colonial may currently rely or, with respect to an IRS-approved prototype or volume submitter plan, may rely on a favorable opinion letter issued by the IRS to the sponsor of such plan, and to the Knowledge of 1st Colonial, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of 1st Colonial after reasonable inquiry, no event has occurred and no condition exists that is reasonably likely to subject 1st Colonial or any 1st Colonial Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any Person who is, or at any relevant time was, treated as a single employer with 1st Colonial or any 1st Colonial Subsidiary under Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in 1st Colonial Disclosure Schedule 4.12(c)(iv), no 1st Colonial Benefit Plan provides, and none of 1st Colonial or any of the 1st Colonial Subsidiaries have any obligation to provide, any welfare benefits to any Person (or any beneficiary thereof) after such Person’s termination of employment and/or service other than as required by Section 4980B of the Code and/or other applicable law (or for coverage through the last day of the month in which termination of employment occurs, to the extent required by the terms of the appliable 1st Colonial Benefit Plan); (v) all contributions required to be made under the terms of any 1st Colonial Benefit Plan have been timely made or, if not yet due, have been properly reflected in 1st Colonial’s financial statements in accordance with GAAP; and (vi) to the Knowledge of 1st Colonial, none of 1st Colonial, any 1st Colonial Subsidiary, any current or former employee of 1st Colonial or any 1st Colonial Subsidiary, or, any other Person, has engaged in a transaction with respect to any 1st Colonial Benefit Plan which would subject 1st Colonial or any 1st Colonial Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) Except as set forth on 1st Colonial Disclosure Schedule 4.12(d), none of 1st Colonial, any of the 1st Colonial Subsidiaries or any ERISA Affiliate maintains, contributes to, has an obligation to contribute to, or has any liability (whether actual, contingent or otherwise) with respect to: (i) a defined benefit plan (within the meaning of Section 3(35) of ERISA; (ii) any plan or arrangement subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA; (iii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iv) any “multiple employer plan” within the meaning of Section 413(c) of the Code; (v) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (vi) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code; or (vii) any “welfare benefit fund” within the meaning of Section 419 of the Code.

(e) With respect to any 1st Colonial Benefit Plan, the assets of any trust under such 1st Colonial Benefit Plan, 1st Colonial Benefit Plan sponsor, 1st Colonial Benefit Plan fiduciary (in their capacity as such) or 1st Colonial Benefit Plan administrator (in their capacity as such), (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of 1st Colonial, threatened and (ii) to the Knowledge of 1st Colonial, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course).

(f) Other than as set forth on 1st Colonial Disclosure Schedule 4.12(f), neither the execution of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement could, separately or together with any other event, (i) entitle any current or former employee, officer, consultant, independent contractor or director of 1st Colonial or any 1st Colonial Subsidiary to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any current or former employee, officer, consultant, independent contractor or director of 1st Colonial or any 1st Colonial Subsidiary, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code. 1st Colonial has made available to Mid Penn true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(g) All 1st Colonial Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code, and, except as set forth on 1st Colonial Disclosure Schedule 4.12(g), neither 1st Colonial nor any 1st Colonial Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code. Except as set forth on 1st Colonial Disclosure Schedule 4.12(g), no outstanding stock options or restricted stock units are subject to Section 409A of the Code. In addition, 1st Colonial Disclosure Schedule 4.12(g) sets forth the amounts of any deferred compensation payable to any current or former employee, director or other service provider of 1st Colonial or any 1st Colonial Subsidiary.

(h) 1st Colonial has not communicated to any current or former employee or other service provider of 1st Colonial or any 1st Colonial Subsidiary (or any beneficiary or dependent thereof) any intention or commitment to modify or establish any 1st Colonial Benefit Plan or other compensation or benefit plan or arrangement.

4.13. Environmental Matters.

Except as set forth on 1st Colonial Disclosure Schedule 4.13, with respect to 1st Colonial and each 1st Colonial Subsidiary:

(a) To the Knowledge of 1st Colonial, neither (i) the conduct nor operation of the business of 1st Colonial or any 1st Colonial Subsidiary nor (ii) any condition of any property currently or previously owned or operated by 1st Colonial or any 1st Colonial Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon 1st Colonial or any 1st Colonial Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to 1st Colonial or any 1st Colonial Subsidiary by reason of any Environmental Laws. Neither 1st Colonial nor any 1st Colonial Subsidiary during the past five (5) years has received any written notice from any Person or Governmental Entity that 1st Colonial or any 1st Colonial Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by 1st Colonial or any 1st Colonial Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon 1st Colonial or any 1st Colonial Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to 1st Colonial’s Knowledge, threatened, before any court, Governmental Entity or other forum against 1st Colonial or any 1st Colonial Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by 1st Colonial or any 1st Colonial Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by 1st Colonial or any of the 1st Colonial Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by 1st Colonial or any of the 1st Colonial Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14. Brokers, Finders and Financial Advisors.

Neither 1st Colonial, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Stephens, Inc. by 1st Colonial and the fee payable pursuant thereto. A true and complete copy of the engagement letter, as amended, between 1st Colonial and Stephens, Inc. has been delivered to Mid Penn.

4.15. Loan Matters.

(a) The allowance for credit losses reflected in 1st Colonial’s audited consolidated balance sheet at December 31, 2024 was, and the allowance for credit losses shown on 1st Colonial’s balance sheets for periods ending after December 31, 2024 was, or will be, adequate, as of the date thereof, under GAAP.

(b) 1st Colonial Disclosure Schedule 4.15(b) sets forth a listing, as of August 31, 2025, by account, of: (i) all loans (including loan participations) of 1st Colonial Bank or any other 1st Colonial Subsidiary that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit of 1st Colonial Bank or any other 1st Colonial Subsidiary which have been terminated by 1st Colonial Bank or any other 1st Colonial Subsidiary during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified 1st Colonial Bank or any other 1st Colonial Subsidiary during the past twelve (12) months of, or has asserted against 1st Colonial Bank or any other 1st Colonial Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of 1st Colonial, each borrower, customer or other party which has given 1st Colonial Bank or any other 1st Colonial Subsidiary any oral notification of, or orally asserted to or against 1st Colonial Bank or any other 1st Colonial Subsidiary, any such claim; (iv) all loans (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three (3) years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by 1st Colonial Bank or any 1st Colonial Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on 1st Colonial Disclosure Schedule 4.15(b), all loans of 1st Colonial Bank have been classified as of August 31, 2025 in accordance with the loan policies and procedures of 1st Colonial Bank.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all loans receivable (including discounts) and accrued interest entered on the books of 1st Colonial and the 1st Colonial Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of 1st Colonial’s or the appropriate 1st Colonial Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of 1st Colonial, the loans, discounts and the accrued interest reflected on the books of 1st Colonial and the 1st Colonial Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by 1st Colonial or the appropriate 1st Colonial Subsidiary free and clear of any Liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) 1st Colonial Disclosure Schedule 4.15(e) sets forth, as of the date of this Agreement, a schedule of all executive officers and directors of 1st Colonial who have outstanding loans from 1st Colonial or any 1st Colonial Subsidiary, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(f) Except as set forth on 1st Colonial Disclosure Schedule 4.15(f), to the Knowledge of 1st Colonial, no shares of 1st Colonial Common Stock were purchased with the proceeds of a loan made by 1st Colonial or any 1st Colonial Subsidiary.

4.16. Related Party Transactions.

Except as set forth on 1st Colonial Disclosure Schedule 4.16, neither 1st Colonial nor any 1st Colonial Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of 1st Colonial or any 1st Colonial Subsidiary. All such loans (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth on 1st Colonial Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of 1st Colonial or any 1st Colonial Subsidiary is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither 1st Colonial nor any 1st Colonial Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by 1st Colonial is inappropriate. Except as set forth on 1st Colonial Disclosure Schedule 4.16, no shareholder or Affiliate of 1st Colonial owns any material property or asset used in the conduct of the business of 1st Colonial and the 1st Colonial Subsidiaries.

4.17. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. 1st Colonial and the 1st Colonial Subsidiaries only originate, maintain or administer credit card accounts through a third party originator.

(b) Merchant Processing. 1st Colonial and the 1st Colonial Subsidiaries only provide merchant credit card processing services to merchants through a third party provider.

4.18. Required Vote.

This Agreement and the Merger have been approved unanimously by all of the members of the 1st Colonial Board of Directors. Pursuant to this vote of the 1st Colonial Board of Directors, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the 1st Colonial Shareholders’ Meeting is required to approve this Agreement and the Merger under 1st Colonial’s articles of incorporation and the PBCL.

4.19. Registration Obligations.

Except as set forth on 1st Colonial Disclosure Schedule 4.19, neither 1st Colonial nor any 1st Colonial Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for 1st Colonial’s own account, or for the account of one or more of the 1st Colonial Subsidiaries or their customers (all of which are set forth on 1st Colonial Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of 1st Colonial or the applicable 1st Colonial Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither 1st Colonial nor any 1st Colonial Subsidiary, nor to the Knowledge of 1st Colonial any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.21. Fairness Opinion.

The Board of Directors of 1st Colonial has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Stephens, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to 1st Colonial shareholders, and a signed copy of the written opinion will be delivered to Mid Penn solely for informational purposes after receipt thereof by 1st Colonial. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22. Fiduciary Accounts.

1st Colonial and each of the 1st Colonial Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Neither 1st Colonial nor any of the 1st Colonial Subsidiaries, nor, to the Knowledge of 1st Colonial, any of their respective directors, officers or employees acting on behalf of 1st Colonial or any of the 1st Colonial Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.

4.23. Intellectual Property; Information Security.

(a) 1st Colonial Disclosure Schedule 4.23(a)(i) contains a true and complete list, as of the date hereof, of all Registered Intellectual Property, indicating for each item the record owner, registration number, registration date and the filing jurisdiction, domain name registrar, as applicable. 1st Colonial Disclosure Schedule 4.23(a)(ii) contains a true and complete list, as of the date hereof, of all 1st Colonial Owned Intellectual Property that is not Registered, including: (a) all material unregistered trademarks (e.g., trademarks service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin); (b) all Software owned by 1st Colonial or any of the 1st Colonial Subsidiaries; and (c) summary description of all material Trade Secrets and other unregistered Intellectual Property owned by 1st Colonial or the 1st Colonial Subsidiaries.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial: (a) each of 1st Colonial and the 1st Colonial Subsidiaries solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than 1st Colonial Permitted Liens, all right, title and interest in and to its respective material 1st Colonial Owned Intellectual Property; (b) 1st Colonial Owned Intellectual Property and all issued and granted items therein are valid, subsisting, and enforceable; (c) 1st Colonial and the 1st Colonial Subsidiaries have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any 1st Colonial Owned Intellectual Property; (d) 1st Colonial or one of the 1st Colonial Subsidiaries is properly recorded as the registered owner of the Registered Intellectual Property; (e) neither 1st Colonial nor any of the 1st Colonial Subsidiaries is a party to any consent, coexistence, indemnification, forbearance to sue, license, settlement, distribution, development or other agreements relating to 1st Colonial Intellectual Property; (f) to 1st Colonial’s Knowledge, none of 1st Colonial Owned Intellectual Property is subject to any outstanding order or agreement restricting or otherwise materially limiting the use, validity, enforceability, scope, disposition or exploitation thereof by 1st Colonial or any of the 1st Colonial Subsidiaries or any right, title or interest of 1st Colonial or any of the 1st Colonial Subsidiaries with respect thereto; (g) 1st Colonial has received no written notice claiming or alleging that 1st Colonial Owned Intellectual Property is, and to 1st Colonial’s Knowledge none of 1st Colonial Owned Intellectual Property is, the subject of any opposition, cancellation, inter partes review or similar proceeding before any governmental, registration, or other authority in any jurisdiction, or is currently the subject of an office action or other form of preliminary or final refusal of registration; and (h) 1st Colonial has received no written notice claiming or alleging that either 1st Colonial or any of the 1st Colonial Subsidiaries is, and to 1st Colonial’s Knowledge neither 1st Colonial nor any of the 1st Colonial Subsidiaries are, subject to any injunction or other specific judicial, administrative, or other order that restricts or impairs its use or distribution of any 1st Colonial Intellectual Property.

(c) 1st Colonial Intellectual Property constitutes all of the material Intellectual Property used in and necessary for the operation of the business of 1st Colonial and the 1st Colonial Subsidiaries as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, each of 1st Colonial and the 1st Colonial Subsidiaries owns or has the right to use, and immediately following the Closing will continue to own or have the right to use, all 1st Colonial Intellectual Property on identical terms and conditions.

(d) 1st Colonial has disclosed a complete and accurate list, as of the date hereof, of all Licensed Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, any use, reproduction, modification, distribution, or sublicensing of Licensed Intellectual Property by 1st Colonial or the 1st Colonial Subsidiaries has been performed in accordance with the applicable terms, and 1st Colonial and the 1st Colonial Subsidiaries are otherwise in compliance with all obligations relating to the use or protection of the Licensed Intellectual Property.

(e) Neither 1st Colonial Owned Intellectual Property nor the operation of 1st Colonial and each of the 1st Colonial Subsidiaries’ respective businesses as presently conducted infringes, dilutes, misappropriates or otherwise violates, nor has infringed, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any third person, and neither 1st Colonial nor any of the 1st Colonial Subsidiaries has received any written claim, notice, invitation to license or similar communication, nor has any action been instituted or threatened relating to any 1st Colonial Owned Intellectual Property, alleging any of the foregoing.

(f) 1st Colonial has received no written notice claiming or alleging that a third person is, and to 1st Colonial’s Knowledge no third person is, infringing, diluting, misappropriating or otherwise violating, or has since January 1, 2022 infringed, diluted, misappropriated or otherwise violated any of 1st Colonial Owned Intellectual Property or any Licensed Intellectual Property exclusively licensed to 1st Colonial or any of the 1st Colonial Subsidiaries, and neither 1st Colonial nor any of the 1st Colonial Subsidiaries has since January 1, 2022 asserted or threatened in writing any claim, action, suit, proceeding or investigation against any person alleging any of the foregoing.

(g) 1st Colonial and the 1st Colonial Subsidiaries have made commercially reasonable efforts to protect and maintain the proprietary nature of each item of 1st Colonial Intellectual Property and the confidentiality of the Trade Secrets that are included in 1st Colonial Intellectual Property (including, without limitation, by entering into confidentiality, nondisclosure, or similar agreements as appropriate with the officers, directors, employees, agents, independent contractors, and consultants to 1st Colonial or the 1st Colonial Subsidiaries who would reasonably be expected to have access to any such Trade Secrets). Without limiting the generality of the foregoing, all past and present employees of 1st Colonial and the 1st Colonial Subsidiaries have entered into valid and binding written confidentiality and nondisclosure agreements with 1st Colonial or a 1st Colonial Subsidiary that are in substantially the form provided by 1st Colonial to Mid Penn for review. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial and to the Knowledge of 1st Colonial, no such Trade Secrets (and to the extent contractually or otherwise required to do so, the Trade Secrets of third parties in the possession of 1st Colonial or the 1st Colonial Subsidiaries) have been disclosed or permitted to be disclosed to any person (except in the ordinary and normal course of business and under an obligation of confidence), and all such Trade Secrets held outside 1st Colonial or the 1st Colonial Subsidiaries are subject to contractual confidentiality obligations to which 1st Colonial or a 1st Colonial Subsidiary is a party and able to enforce. To 1st Colonial’s Knowledge, no such Trade Secrets have been used or appropriated without authorization, and other than for benefit of 1st Colonial and the 1st Colonial Subsidiaries. To 1st Colonial’s Knowledge, no present or former officer, director, employee, agent, independent contractor, or consultant has misappropriated in any material respect any such Trade Secrets in the course of the performance of responsibilities to 1st Colonial or the 1st Colonial Subsidiaries.

(h) 1st Colonial and each of the 1st Colonial Subsidiaries have implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity, operation and security of 1st Colonial IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including backup, security and disaster recovery technology and procedures, and (ii) prevent the introduction of Malicious Code, including the use of firewall protections and virus scans and access monitoring.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial and each of the 1st Colonial Subsidiaries do not access, distribute, modify, or otherwise use, and since January 1, 2022, have not accessed, distributed, modified, or otherwise used, any Open Source Software.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial Products comply in all material respects with applicable contractual commitments relating to their use, functionality, or performance, and, to the Knowledge of 1st Colonial, there are no pending or threatened claims alleging any such failure.

(k) 1st Colonial has disclosed a complete and accurate list and summary description of all generative artificial intelligence, machine learning, deep learning tools or similar technologies (“AI Tools”) utilized by 1st Colonial or any of the 1st Colonial Subsidiaries. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial and the 1st Colonial Subsidiaries (i) maintain and adhere to commercially reasonable practices designed to ensure the lawful use of AI

Tools, and (ii) comply with any obligations pertaining to such use under applicable laws or any contracts to which they are parties.

(l) No funding, facilities, or personnel of any Governmental Entity or educational institution were used to develop or create, in whole or in part, any of 1st Colonial Owned Intellectual Property. None of 1st Colonial Owned Intellectual Property contains Intellectual Property that is (i) owned by any Governmental Entity or educational institution or (ii) derived from Intellectual Property owned by any Governmental Entity or educational institution.

(m) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial IT Assets operate and perform substantially as required by 1st Colonial and each of the 1st Colonial Subsidiaries in connection with their respective businesses. To the Knowledge of 1st Colonial, there has been no material unauthorized use, access, interruption, modification or corruption of any of 1st Colonial IT Assets (or any information or transactions stored or contained therein or transmitted thereby) since January 1, 2022 that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to 1st Colonial or any of the 1st Colonial Subsidiaries, taken as a whole, or an obligation for 1st Colonial or any of the 1st Colonial Subsidiaries to notify any Governmental Entity. 1st Colonial has implemented and maintains data backups, disaster recovery and business-continuity practices for its business, IT Assets and data contained therein that are consistent with industry practices and comply in all material respects with applicable law. 1st Colonial has: (i) on a periodic basis, conducted reasonable vulnerability tests and assessments of the IT Assets, and (ii) to the Knowledge of 1st Colonial, timely corrected any identified material issues, and patched or otherwise remediated any identified vulnerabilities. To the Knowledge of 1st Colonial, the IT Assets do not presently have any material issues or vulnerabilities.

(n) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial has not: (i) suffered, or reasonable suspected to have suffered, any (A) failures or delays or breakdowns in the IT Assets since January 1, 2022 which have caused any material disruption or interruption in 1st Colonial’s business, or (B) any material unauthorized intrusion or breach of the security of the IT Assets or any material defect, bug, breakdown, malfunction, or other failure of the IT Assets; or (ii) received any written notices, written claims or written complaints from any person regarding the same. 1st Colonial maintains and has since January 1, 2022 maintained reasonable physical, technical and administrative security measures, policies, and practices to protect the confidentiality, integrity and availability of all Personal Data and other confidential or proprietary information of 1st Colonial’s business therein from and against unlawful, accidental, or unauthorized access, destruction, disposal, loss, use, modification, misuse or disclosure. To the Knowledge of 1st Colonial, 1st Colonial contractually requires all vendors and other persons providing services for 1st Colonial’s business who have access to, or receive, Personal Data or other confidential or proprietary information of 1st Colonial’s business from or on behalf of 1st Colonial’s business to (i) maintain reasonable physical, technical and administrative security measures, and (ii) comply with all Privacy and Security Requirements, as applicable. 1st Colonial has not since January 1, 2022 received any written complaint, claim, demand, inquiry or other such notice, from any person or Governmental Entity regarding any alleged violation of, or deficiency in, Privacy and Security Requirements, or compliance with contractual obligations, with respect to Personal Data, other confidential or proprietary information of the business or the IT Assets.

(o) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Colonial, 1st Colonial has not: (i) experienced, or reasonably suspected, any breaches of security or privacy (including theft or unlawful, accidental, or unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption, modification or other misuse by any person of Personal Data) or policies relating to Personal Data collected, processed, owned, stored, used, maintained or controlled by or on behalf of 1st Colonial’s business, (ii) materially failed to comply with Privacy and Security Requirements, in each case relating to Personal Data collected, processed, owned, stored, used, or maintained or controlled by or on behalf of any of 1st Colonial’s business, or (iii) experienced any material losses, thefts or unauthorized accesses to or disclosures of confidential information or proprietary information ((i)-(iii) collectively,

“Information Security Incident”). 1st Colonial has not been obligated to provide notification of an Information Security Incident under applicable Privacy and Security Requirements to any person or Governmental Entity and has not received any written complaints or notices of the same. To the Knowledge of 1st Colonial, this Agreement will not result in any violation of any applicable Privacy and Security Requirements.

4.24. Labor Matters.

There are no labor or collective bargaining agreements to which 1st Colonial or any 1st Colonial Subsidiary is a party. To the Knowledge of 1st Colonial, there is no activity involving 1st Colonial or any 1st Colonial Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or to the Knowledge of 1st Colonial, threatened against 1st Colonial or any 1st Colonial Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of 1st Colonial, threatened against 1st Colonial or any 1st Colonial Subsidiary (other than routine employee grievances that are not related to union employees). 1st Colonial and each 1st Colonial Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25. 1st Colonial Information Supplied.

The information relating to 1st Colonial and any 1st Colonial Subsidiary to be contained in the Proxy Statement – Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Mid Penn specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26. Takeover Laws.

The adoption and approval by the Board of Directors of 1st Colonial of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to 1st Colonial in connection with the execution, delivery or performance of this Agreement.

4.27. Reorganization.

1st Colonial has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.28. Quality of Representations.

The representations made by 1st Colonial in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

4.29. No Other Representations or Warranties.

(a) Except for the representations and warranties made by 1st Colonial in this Article IV, neither 1st Colonial nor any other Person makes any express or implied representation or warranty with respect to 1st Colonial, the 1st Colonial Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Mid Penn or any of its affiliates or representatives in the course of their due diligence investigation of 1st Colonial, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and 1st Colonial hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, 1st Colonial acknowledges and agrees that neither Mid Penn nor any other Person has made or is making any representations or warranties relating to Mid Penn whatsoever, express or implied, beyond those expressly given by Mid Penn in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Mid Penn furnished or made available to 1st Colonial or any of its representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MID PENN

Mid Penn represents and warrants to 1st Colonial that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Mid Penn Disclosure Schedules delivered by Mid Penn to 1st Colonial on the date hereof (it being understood that (i) the mere inclusion of an item in the Mid Penn Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Mid Penn that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect), or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) unless such information is specifically requested herein to be included in the Mid Penn Disclosure Schedules. Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by Mid Penn and nothing in this Agreement shall require such disclosure. References to the Knowledge of Mid Penn shall mean Knowledge of those Persons identified in Mid Penn Disclosure Schedule 5.0.

5.1. Organization.

(a) Mid Penn is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, is duly registered as a bank holding company under the BHCA and has elected to be, and qualifies as, a financial holding company under section 12 of the BHCA. Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Mid Penn Bank is a Pennsylvania-chartered banking institution duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank. Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. There are no restrictions on the ability of Mid Penn or any Mid Penn Subsidiary to pay dividends or distributions except, in the case of Mid Penn or any Mid Penn Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.

(d) The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Mid Penn has made available to 1st Colonial true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank, each as in effect on the date hereof.

5.2. Capitalization.

(a) The authorized capital stock of Mid Penn consists of (a) Forty Million (40,000,000) shares of Mid Penn Common Stock, having a par value of $1.00 per share, of which, as of the date of this Agreement, 23,135,624 shares were issued and outstanding and (b) Ten Million (10,000,000) shares of preferred stock, having a par value of $1.00 per share (“Mid Penn Preferred Stock”), none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mid Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there were no shares of Mid Penn Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Mid Penn’s equity compensation plans (the Mid Penn equity compensation plans, together with such employment inducement awards, the “Mid Penn Stock Plans”). As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), pursuant to this Agreement and the Mid Penn Stock Plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, except as disclosed in the Mid Penn SEC Reports there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding. The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. To the Knowledge of Mid Penn, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn. Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time. As of the date of this Agreement, except pursuant to the Mid Penn Stock Plans, there are no outstanding options or other rights to purchase, or securities convertible or exchangeable into, Mid Penn Common Stock or Mid Penn Preferred Stock.

(b) Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien. Except for the Mid Penn Subsidiaries or as set forth on Mid Penn Disclosure Schedule 5.2(b), Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB. Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.

(c) To Mid Penn’s Knowledge, except as disclosed in the Mid Penn SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Mid Penn Common Stock.

5.3. Authority; No Violation.

(a) Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the execution and delivery of the Bank Plan of Merger by Mid Penn Bank and the consent of the sole shareholder of Mid Penn Bank, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by 1st Colonial, constitutes the valid and binding obligation of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals and 1st Colonial’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Mid Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any of Mid Penn’s Subsidiaries, including Mid Penn Bank, (B) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid Penn Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4. Consents.

Except for the Regulatory Approvals and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn or the Bank Plan of Merger by Mid Penn Bank and (b) the completion by Mid Penn of the transactions contemplated hereby or by Mid Penn Bank of the Bank Merger. Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5. Financial Statements; Undisclosed Liabilities.

(a) Mid Penn has previously made available, or will make available, to 1st Colonial the Mid Penn Regulatory Reports. The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) The Mid Penn Financial Statements (including the related notes where applicable) have been or will be prepared in accordance with GAAP (except, in each case, as indicated in such statements or in the notes thereto), and fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c) At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.

(d) The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect. Mid Penn (x) has implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Mid Penn, including the Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities as reasonably appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting.

(e) Since December 31, 2022, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.

5.6. Taxes.

(a) All income and other material Tax Returns required to have been filed by Mid Penn and any of the Mid Penn Subsidiaries have been, or will be, duly and timely filed (taking into account extensions of time to file), and each such Tax Return is, or will be, true, correct and complete in all material respects. All income and other material Taxes due and payable by Mid Penn and any of the Mid Penn Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b) There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Mid Penn or any of the Mid Penn Subsidiaries in respect of Taxes. Except as set forth on Mid Penn Disclosure Schedule 5.6(b), neither Mid Penn nor any of the Mid Penn Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where Mid Penn or any of the Mid Penn Subsidiaries did not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no Liens on any of the assets of Mid Penn with respect to Taxes other than for Taxes not yet due and payable.

(c) Mid Penn and any of the Mid Penn Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d) Except as set forth on Mid Penn Disclosure Schedule 5.6(d), neither Mid Penn nor any of the Mid Penn Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. Neither Mid Penn nor any of the Mid Penn Subsidiaries is liable for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), other than as a result of being a member of a Relevant Group of which Mid Penn is the parent, or as a transferee or successor, by contract or otherwise.

5.7. No Material Adverse Effect.

Mid Penn has not suffered any Material Adverse Effect since December 31, 2024, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.

5.8. Material Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Mid Penn or any Mid Penn Subsidiary is a party or by which Mid Penn or any Mid Penn Subsidiary is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Mid Penn, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Mid Penn Contract”).

(b) In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn, (i) each Mid Penn Contract is valid and binding on Mid Penn or one of the Mid Penn Subsidiaries, as applicable, and in full force and effect, (ii) Mid Penn and each of the Mid Penn Subsidiaries has performed and complied with all obligations required to be performed by it under each Mid Penn Contract, (iii) to the Knowledge of Mid Penn, each counterparty to each Mid Penn Contract has performed and complied with all obligations required to be performed by it under such Mid Penn Contract, (iv) neither Mid Penn nor any of the Mid Penn Subsidiaries knows of, or has received notice of, any violation of any Mid Penn Contract by any of the parties thereto and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Mid Penn or any of the Mid Penn Subsidiaries, or to the Knowledge of Mid Penn, any other party thereto, of or under any such Mid Penn Contract.

5.9. Insurance Coverage.

Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. This Section 5.9 does not apply to insurance with respect to any Mid Penn Benefit Plan.

5.10. Legal Proceedings.

Neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Mid Penn or any Mid Penn Subsidiary, (b) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.

5.11. Compliance With Applicable Law.

(a) Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Mid Penn or Mid Penn Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn. The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to the

Knowledge of Mid Penn, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2021, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Mid Penn Regulatory Agreement”). Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2021. The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.

(d) Each of Mid Penn and Mid Penn Bank are “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Mid Penn nor Mid Penn Bank knows of any reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.

(e) Mid Penn maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of Personal Data against any Security Breach. To the Knowledge of Mid Penn, since January 1, 2021, Mid Penn and the Mid Penn Subsidiaries have not experienced any Security Breach that would reasonably be expected to be material to Mid Penn and the Mid Penn Subsidiaries or require notification to affected individuals, a Governmental Entity or a Bank Regulator that has not been made. To the Knowledge of Mid Penn, there are no data security or other technological vulnerabilities with respect to the information technology systems or networks of Mid Penn and the Mid Penn Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Mid Penn. To the Knowledge of Mid Penn, Mid Penn has not been the subject of any inquiry or action of any Governmental Entity or Bank Regulator with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.

(f) Without limitation, none of Mid Penn, or any of the Mid Penn Subsidiaries, or to the Knowledge of Mid Penn, any director, officer, employee, agent or other person acting on behalf of Mid Penn or any of the Mid Penn Subsidiaries has, directly or indirectly, (i) used any funds of Mid Penn or any of the Mid Penn Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Mid Penn or any of the Mid Penn Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Mid Penn or any of the Mid Penn Subsidiaries, (v) made any fraudulent entry on the books or records of Mid Penn or any of the Mid Penn Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Mid Penn or any of the Mid Penn Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Mid Penn or any of the Mid Penn Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

5.12. Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Mid Penn Benefit Plan has been established, operated, funded, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification on which Mid Penn may currently rely or, with respect to an IRS-approved prototype or volume submitter plan, may rely on a favorable opinion or advisory letter issued by the IRS to the sponsor of such plan, and to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn Financial Statements in accordance with GAAP; and (iv) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened with respect to any Mid Penn Benefit Plan, and to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course). For purposes of this Agreement, “Mid Penn Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and (ii) all other supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, change-in-control agreements, material fringe benefit plans, bonus plans and deferred compensation plans, in any case of clauses (i) and (ii), under which any current or former employee, director, officer, consultant or individual independent contractor of Mid Penn or any Mid Penn Subsidiary has any present or future right to benefits from Mid Penn, any Mid Penn Subsidiary or any trade or business, whether or not incorporated, that together with Mid Penn or any Mid Penn Subsidiary would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Mid Penn ERISA Affiliate”), or under which Mid Penn or any Mid Penn Subsidiary has any present or future liability.

(b) Mid Penn has made available to 1st Colonial true, correct, and complete copies of each material Mid Penn Benefit Plan in effect as of the date of this Agreement.

(c) Except as set forth on Mid Penn Disclosure Schedule 5.12(c), as of the date of this Agreement, none of Mid Penn, any of the Mid Penn Subsidiaries or any Mid Penn ERISA Affiliate maintains, contributes to, has an obligation to contribute to, or has any liability (whether actual, contingent or otherwise) with respect to: (i) a defined benefit plan (within the meaning of Section 3(35) of ERISA; (ii) any plan or arrangement subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA; (iii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iv) any “multiple employer plan” within the meaning of Section 413(c) of the Code; (v) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (vi) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code; or (vii) any “welfare benefit fund” within the meaning of Section 419 of the Code.

(d) As of the date of this Agreement, no Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). As of the date of this Agreement, no Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). As of the date of this Agreement, no accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.

(e) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the twelve (12) months prior to the date of this Agreement.

5.13. Environmental Matters.

(a) Mid Penn and the Mid Penn Subsidiaries are, and have been, during the last seven (7) years, in compliance, in all material respects, with all Environmental Laws.

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against Mid Penn or any Mid Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary.

5.14. Brokers, Finders and Financial Advisors.

Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods, Inc. and the fees payable pursuant thereto.

5.15. Loan Matters.

The allowance for credit losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2024 was, and the allowance for credit losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2024, was, or will be, adequate, as of the date thereof, under GAAP.

5.16. No 1st Colonial Capital Stock.

Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of 1st Colonial Common Stock, or any options, warrants or other rights to acquire any 1st Colonial Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.17. SEC Reports.

Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2024 (the “Mid Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports. None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.18. Required Vote.

This Agreement and the Merger have been unanimously approved by the members of the Mid Penn Board of Directors and no vote of the Mid Penn stockholders is required to approve the transactions or actions contemplated by this Agreement.

5.19. Registration Obligations.

Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.20. Mid Penn Information Supplied.

The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement—Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by 1st Colonial specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.21. Reorganization.

Mid Penn has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.22. No Financing.

Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.

5.23. Takeover Laws.

The adoption and approval by the Board of Directors of Mid Penn of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Mid Penn in connection with the execution, delivery or performance of this Agreement.

5.24. Quality of Representations.

The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

5.25. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Mid Penn in this Article V, neither Mid Penn nor any other Person makes any express or implied representation or warranty with respect to Mid Penn, the Mid Penn Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to 1st Colonial or any of its affiliates or representatives in the course of their due diligence investigation of Mid Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Mid Penn hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Mid Penn acknowledges and agrees that neither 1st Colonial nor any other Person has made or is making any representations or warranties relating to 1st Colonial whatsoever, express or implied, beyond those expressly given by 1st Colonial in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding 1st Colonial furnished or made available to Mid Penn or any of its representatives.

ARTICLE VI

COVENANTS OF 1ST COLONIAL

6.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed, or as expressly contemplated by this Agreement (including as set forth in the 1st Colonial Disclosure Schedules), 1st Colonial will, and will cause each 1st Colonial Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect or delay the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect or delay its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. 1st Colonial agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth on 1st Colonial Disclosure Schedule 6.1(b), (iii) consented to by Mid Penn in writing in advance, and, except with respect to paragraphs (1), (2), (8), (10) and (15) of this Section 6.1(b), which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by law or by any Bank Regulator, 1st Colonial will not, and it will cause each of the 1st Colonial Subsidiaries not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) change the number of authorized or issued shares of its capital stock, issue any shares of 1st Colonial capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or equity plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that 1st Colonial may issue shares of 1st Colonial Common Stock upon the exercise of 1st Colonial Options and settlement of 1st Colonial RSUs, in each case, that are outstanding on the date of this Agreement and listed on 1st Colonial Disclosure Schedule 4.2(e) (provided that any such settlement is required by the terms of the applicable 1st Colonial RSU);

(3) enter into, amend in any material respect or terminate any 1st Colonial Material Contract (including without limitation any settlement agreement with respect to litigation), except in the ordinary course of business or as required by law;

(4) make application for the opening or closing of any, or open, close or sell any, branch, automated banking facility or administrative office;

(5) grant or agree to pay any bonus, severance, termination, retention, change in control or similar payment to, or enter into, renew or amend any employment agreement, severance agreement, retention agreement, change in control agreement, supplemental executive agreement or similar agreement with, or increase in any manner the compensation or benefits of, any of its or their current or former directors, officers, consultants, individual independent contractors or employees, except (i) as may be required by the terms of any 1st Colonial Benefit Plan as in effect immediately prior to the date of this Agreement and set forth on 1st Colonial Disclosure Schedule 4.12(a), (ii) for increases in base salary, hourly wages and annual or more short-term cash bonus opportunities, in each case of this clause (ii), in the ordinary course of business consistent with past practice to employees whose annualized base salary does not exceed One Hundred Thousand Dollars ($100,000), provided that such increases are not material in the aggregate, and (iii) as required by statute, regulations or regulatory guidance.

(6) promote any employee to a rank having a title of senior vice president or other more senior rank or hire or offer to hire any new employee at an annual rate of compensation in excess of One Hundred Thousand Dollars ($100,000) except as set forth on 1st Colonial Disclosure Schedule 6.1(b)(6), provided that, in any event, 1st Colonial shall not enter into, renew or amend any employment agreement, severance agreement, retention agreement, change in control agreement and/or supplemental executive agreement in connection with any such hiring or promotion, and provided, further, that 1st Colonial may hire at will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(7) terminate, or provide a notice of termination to, any employee other than for cause;

(8) adopt, amend, establish or terminate any 1st Colonial Benefit Plan or any plan, program, agreement, contract, practice, policy or arrangement that would be a 1st Colonial Benefit Plan if it was in effect on the date of this Agreement (other than offer letters on 1st Colonial’s standard form of offer letter made available to Mid Penn, which provides for at-will employment and does not provide for any stock option, restricted stock unit, other equity or equity-based, change in control, retention or severance benefits or promises), or grant (or promise to grant) any option, restricted stock unit or other equity or equity-based award to any Person;

(9) make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(10) merge or consolidate 1st Colonial or any 1st Colonial Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of 1st Colonial or any 1st Colonial Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between 1st Colonial, or any 1st Colonial Subsidiary and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or voluntarily revoke or surrender by any 1st Colonial Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(11) sell or otherwise dispose of the capital stock of 1st Colonial or any 1st Colonial Subsidiary (except that 1st Colonial may issue shares of 1st Colonial Common Stock upon the exercise of 1st Colonial Options and settlement of 1st Colonial RSUs, in each case, that are outstanding on the date of this Agreement and listed on 1st Colonial Disclosure Schedule 4.2(e) (provided that any such settlement is required by the terms of the applicable 1st Colonial RSU)) or sell or otherwise dispose of any asset of 1st Colonial or of any 1st Colonial Subsidiary other than in the ordinary course of business consistent with past practice, except for transactions with the FHLB and Atlantic Community Bankers Bank; subject any asset of 1st Colonial or any 1st Colonial Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(12) voluntarily take any action that would result in any of the representations and warranties of 1st Colonial or 1st Colonial Bank set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(13) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating 1st Colonial or 1st Colonial Bank, or 1st Colonial’s independent accounting firm;

(14) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of One Million Dollars ($1,000,000) or greater to which 1st Colonial or any 1st Colonial Subsidiary is a party;

(15) purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the 1st Colonial Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) per trade, provided, further, that all such purchases shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate and, provided, further, that no individual security purchased shall have a maturity date greater than two (2) years;

(16) issue or sell any equity or debt securities of 1st Colonial or any 1st Colonial Subsidiary (except that 1st Colonial may issue shares of 1st Colonial Common Stock upon the exercise of 1st Colonial Options and settlement of 1st Colonial RSUs, in each case, that are outstanding on the date of this Agreement and listed on 1st Colonial Disclosure Schedule 4.2(e) (provided that any such settlement is required by the terms of the applicable 1st Colonial RSU));

(17) make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan or other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by 1st Colonial), except (i) in accordance with past practice pursuant to policies approved by the 1st Colonial Board of Directors and in effect on the date hereof, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from 1st Colonial of such relationship does not exceed Five Hundred Thousand Dollars ($500,000.00) and for any existing borrower such aggregate amount of the increase does not exceed One Million Dollars ($1,000,000.00). For any proposed extension of credit for which 1st Colonial shall seek the prior consent of Mid Penn, 1st Colonial shall send the credit write-up for the proposed credit to Mid Penn’s Chief Credit Officer at paul.spotts@midpennbank.com and if Mid Penn does not (i) object in writing to the proposed credit or (ii) request reasonable additional information on the proposed credit, within three (3) Business Days of receipt of the credit write-up, Mid Penn shall be deemed to have consented to the origination of such credit. If 1st Colonial sends additional information on the proposed credit to Mid Penn, and Mid Penn does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within three (3) Business Days of receipt of the initial additional information, Mid Penn shall be deemed to have consented to the origination of such credit;

(18) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(19) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practice;

(20) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than wages and bonuses accrued in the ordinary course of business;

(21) enter into any new line of business;

(22) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a Bank Regulator;

(23) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any 1st Colonial Benefit Plan;

(24) make any capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, other than pursuant to binding commitments existing on the date hereof or other than expenditures necessary to maintain existing assets in good repair;

(25) purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(26) undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business involving (i) a payment by 1st Colonial or 1st Colonial Bank of more than Twenty-Five Thousand Dollars ($25,000) annually, (ii) containing any financial commitment extending beyond twenty-four (24) months from the date hereof, or (iii) any Affiliate of 1st Colonial or 1st Colonial Bank; provided that the aggregate payments under clauses (i) and (ii) shall not exceed Fifty Thousand Dollars ($50,000);

(27) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that 1st Colonial may not charge-off through settlement, compromise or discharge more than Fifty Thousand Dollars ($50,000) of the outstanding principal balance of any loan that is ninety (90) or more days contractually past due without first discussing the decision with Mid Penn;

(28) foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(29) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(30) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(31) make any promise, commitment, representation, guarantee or other communication to any employee (including general communications relating to benefits and compensation) relating to post-Closing employment, benefits or compensation without the prior written consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed);

(32) issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(33) agree to do any of the foregoing.

6.2. Financial and Other Statements.

(a) Promptly upon receipt thereof, 1st Colonial will furnish to Mid Penn copies of each annual, interim or special audit of the books of 1st Colonial and the 1st Colonial Subsidiaries made by its independent auditors and copies of all internal control reports submitted to 1st Colonial by such auditors in connection with each annual, interim or special audit of the books of 1st Colonial and the 1st Colonial Subsidiaries made by such auditors.

(b) 1st Colonial will furnish to Mid Penn copies of all documents, statements and reports as it or any 1st Colonial Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Promptly after approval thereof by the 1st Colonial Board of Directors, but in no event later than thirty (30) days after the end of each month, 1st Colonial will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) 1st Colonial will advise Mid Penn promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of 1st Colonial or any of the 1st Colonial Subsidiaries, but nothing provided for herein shall require 1st Colonial to disclose confidential supervisory information or to provide copies of such reports to Mid Penn to the extent such disclosure is legally prohibited.

(d) With reasonable promptness, 1st Colonial will furnish to Mid Penn such additional financial data that 1st Colonial possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and 1st Colonial Regulatory Reports.

6.3. Maintenance of Insurance.

1st Colonial shall maintain, and cause each 1st Colonial Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4. Disclosure Supplements.

From time to time prior to the Effective Time, 1st Colonial will promptly supplement or amend the 1st Colonial Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such 1st Colonial Disclosure Schedule or that is necessary to correct any information in such 1st

Colonial Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such 1st Colonial Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5. Consents and Approvals of Third Parties.

1st Colonial shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, 1st Colonial agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to 1st Colonial.

6.7. Failure to Fulfill Conditions.

In the event that 1st Colonial determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn.

6.8. No Other Bids and Related Matters.

(a) From and after the date hereof until the termination of this Agreement, except as otherwise expressly permitted in this Agreement, 1st Colonial shall not, and shall not authorize, permit or cause any 1st Colonial Subsidiary, and shall use its reasonable best efforts to cause its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “1st Colonial Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a 1st Colonial Acquisition Proposal; (ii) respond to any inquiry relating to a 1st Colonial Acquisition Proposal or a 1st Colonial Acquisition Transaction (except to notify a Person that has made a 1st Colonial Acquisition Proposal of the existence of the provisions of this Section 6.8); (iii) recommend or endorse a 1st Colonial Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any 1st Colonial Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any confidential or nonpublic information or data with respect to 1st Colonial or any 1st Colonial Subsidiary or otherwise relating to a 1st Colonial Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which 1st Colonial is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any 1st Colonial Acquisition Proposal or approve or resolve to approve any 1st Colonial Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a 1st Colonial Acquisition Proposal. Any violation of the foregoing restrictions by 1st Colonial or any 1st Colonial Representative, whether or not such 1st Colonial Representative is so authorized and whether or not such 1st Colonial Representative is purporting to act on behalf of 1st Colonial or otherwise, shall be deemed to be a breach of this Agreement by 1st Colonial. 1st Colonial and each 1st Colonial Subsidiary shall, and shall cause each of the 1st Colonial Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential 1st Colonial Acquisition Proposal. 1st Colonial shall notify Mid Penn immediately if any such discussion or negotiations are sought to be initiated with 1st Colonial by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.

For purposes of this Agreement, “1st Colonial Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a 1st Colonial Acquisition Transaction. For purposes of this Agreement, “1st Colonial Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving 1st Colonial or any 1st Colonial Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of 1st Colonial or any 1st Colonial Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of 1st Colonial and each 1st Colonial Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of 1st Colonial or any 1st Colonial Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of 1st Colonial or any 1st Colonial Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.8(a), the 1st Colonial Board of Directors shall be permitted to engage in discussions or negotiations with any Person that makes an acquisition proposal if, but only if, (i) 1st Colonial has received a bona fide unsolicited written 1st Colonial Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the 1st Colonial Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such 1st Colonial Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such Person, 1st Colonial gives Mid Penn written notice of the identity of such Person and of 1st Colonial’s intention to furnish nonpublic information to, or enter into discussions with, such Person and (iv) prior to furnishing or affording access to any confidential or nonpublic information or data with respect to 1st Colonial or any of the 1st Colonial Subsidiaries or otherwise relating to a 1st Colonial Acquisition Proposal, 1st Colonial receives from such Person a confidentiality agreement with terms no less favorable to Mid Penn than those contained in the Confidentiality Agreement (other than the public knowledge of the proposed terms of the Merger) and provides a copy of the same to Mid Penn. 1st Colonial shall promptly provide to Mid Penn any non-public information regarding 1st Colonial or any 1st Colonial Subsidiary provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a 1st Colonial Acquisition Transaction on terms that the 1st Colonial Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor (i) would, if consummated, result in the acquisition of greater than fifty percent (50%), of the issued and outstanding shares of 1st Colonial Common Stock or all, or substantially all, of the assets of 1st Colonial and the 1st Colonial Subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of 1st Colonial Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to 1st Colonial’s shareholders pursuant to this Agreement taking into account all factors relating to such proposed transaction deemed relevant by 1st Colonial’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Mid Penn in response to such Acquisition Proposal); and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) 1st Colonial shall promptly (and in any event within two (2) calendar days) notify Mid Penn in writing of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). 1st Colonial agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such Acquisition Proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 6.8(e), neither the 1st Colonial Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger), the 1st Colonial Recommendation, or make any statement, filing or release, in connection with the 1st Colonial Shareholders’ Meeting or otherwise, inconsistent with the 1st Colonial Recommendation (it being understood that taking a neutral position or no position with respect to a 1st Colonial Acquisition Proposal shall be considered an adverse modification of the 1st Colonial Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any 1st Colonial Acquisition Proposal; or (iii) enter into (or cause 1st Colonial or any 1st Colonial Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any 1st Colonial Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring 1st Colonial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.8(d) above, prior to the 1st Colonial Shareholders’ Meeting, the 1st Colonial Board of Directors may approve or recommend to the shareholders of 1st Colonial a Superior Proposal and withdraw, qualify or modify the 1st Colonial Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “1st Colonial Subsequent Determination”) after the fifth (5th) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from 1st Colonial advising Mid Penn that the 1st Colonial Board of Directors has decided that a bona fide unsolicited written 1st Colonial Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that 1st Colonial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that 1st Colonial proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the 1st Colonial Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to 1st Colonial’s shareholders under applicable law and (ii) at the end of such five (5) Business Day period (or two (2) Business Day period for a revised Superior Proposal), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the 1st Colonial Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such 1st Colonial Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit 1st Colonial or the 1st Colonial Board of Directors from complying with 1st Colonial’s obligations under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or Item 1012(a) of Regulation M-A (as if such rules were applicable to 1st Colonial) with respect to an Acquisition Proposal or from making any legally required disclosure to the shareholders of 1st Colonial; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.9. Reserves and Merger-Related Costs.

1st Colonial agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Mid Penn and 1st Colonial shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are consistent with GAAP and regulatory accounting principles, provided that no such actions need be effected until immediately prior to the Effective Time and Mid Penn shall have irrevocably certified to 1st Colonial that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10. Board of Directors and Committee Meetings.

1st Colonial shall provide or make available to Mid Penn (a) any 1st Colonial or 1st Colonial Subsidiary board or board committee package, including the agenda and any draft minutes (other than minutes that discuss any of the transactions contemplated by this Agreement or other subject matter 1st Colonial reasonably determines should be kept confidential), promptly following the time at which it makes a copy of such package available to the Board of Directors of 1st Colonial or such 1st Colonial Subsidiary or any committee thereof, and (b) the minutes (including supporting documentation and schedules, but other than minutes that discuss any of the transactions contemplated by this Agreement or other subject matter 1st Colonial reasonably believes should be kept confidential) of any meeting of the 1st Colonial Board of Directors or any of the 1st Colonial Subsidiaries, or any committee thereof, or any senior management committee (including, but not limited to, the loan committee of 1st Colonial Bank) and (c) following the receipt of all required Regulatory Approvals to consummate the transactions described herein, permit Mid Penn’s President and Chief Executive Officer to attend in person or telephonically (to the extent practicable), solely as an observer, any meeting of the Board of Directors of 1st Colonial or any 1st Colonial Subsidiary or the executive or loan committees thereof, except, in each case, to the extent exclusion (x) may be required for the 1st Colonial Board of Directors to exercise its fiduciary duties under Pennsylvania law or applicable law, (y) may be required by applicable Bank Regulators, or (z) may be required to protect attorney-client privilege. Minutes of meetings deliverable to Mid Penn pursuant to this Section 6.10 shall be delivered within fifteen (15) days after the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Effective Time, such minutes shall be provided prior to the Effective Time.

6.11. Affiliate Letters.

Concurrently with the execution of this Agreement, 1st Colonial shall deliver to Mid Penn the 1st Colonial Affiliate Letters.

6.12. Proxy Solicitor.

1st Colonial shall, if requested in writing by Mid Penn, retain a proxy solicitor in connection with the solicitation of 1st Colonial shareholder approval of this Agreement.

6.13. Approval of Bank Plan of Merger.

1st Colonial shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of 1st Colonial Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by 1st Colonial Bank in accordance with applicable laws and regulations and no later than after completion of the Merger on the Effective Time.

6.14. Employee Benefit Plans.

(a) To the extent permitted by applicable law, 1st Colonial shall take, or shall cause the 1st Colonial Subsidiaries to take, all actions that may be requested by Mid Penn to cause the termination, amendment or freezing of any 1st Colonial Benefit Plan prior to the Effective Time.

(b) If requested by Mid Penn in writing at least thirty (30) days prior to the Effective Time, 1st Colonial shall cause any 401(k) plan sponsored or maintained by 1st Colonial or any 1st Colonial Subsidiary (each, a “1st Colonial 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time. If Mid Penn requests that the 1st Colonial 401(k) Plan be so terminated, the 1st Colonial Continuing Employees who participated in the 1st Colonial 401(k) Plan immediately prior to the Effective Time shall be eligible to participate effective as of the Effective Time in a 401(k) plan sponsored or maintained by Mid Penn or one of the Mid Penn Subsidiaries (each, a “Mid Penn 401(k) Plan”). 1st Colonial and Mid Penn shall take any and all actions as may be reasonably required, including amendments to any 1st Colonial 401(k) Plan and/or Mid Penn 401(k) Plan, to permit the 1st Colonial Continuing Employees who are then actively employed to make eligible rollover contributions of their 1st Colonial 401(k) Plan account balance to the Mid Penn 401(k) Plan in the form of cash, outstanding participant loans (and promissory notes) or a combination thereof.

ARTICLE VII

COVENANTS OF MID PENN

7.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of 1st Colonial (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect or delay the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect or delay its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Mid Penn agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by 1st Colonial in writing in advance, or (iv) required by law or by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:

(1) amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of 1st Colonial Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;

(2) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3) prior to the receipt of (i) all Regulatory Approvals and (ii) the approval of the transactions contemplated by this Agreement by the shareholders of 1st Colonial at the 1st Colonial Shareholders’ Meeting, publicly announce or discuss with any Bank Regulator any transaction involving the acquisition of all or any substantial portion of the equity interests, business or assets of any other Person, other than (x) acquisitions of the equity interests or assets of a nonbank entity or (y) acquisitions in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Mid Penn, or any Mid Penn Subsidiary and any other Person.

(4) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(5) agree to any of the foregoing.

7.2. Maintenance of Insurance.

Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.

7.6. Failure to Fulfill Conditions.

In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify 1st Colonial.

7.7. Post-Closing Governance.

On or prior to the Effective Time, Mid Penn shall take such actions as are necessary to cause the 1st Colonial Nominee to be appointed to the Board of Directors of Mid Penn.

7.8. Employee Matters.

(a) After the Closing, the 1st Colonial Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA and the terms of the 1st Colonial Benefit Plans, continue to be maintained separately, consolidated, merged, frozen or terminated.

(b) Employees of 1st Colonial or any 1st Colonial Subsidiary as of immediately prior to the Effective Time (each, a “1st Colonial Continuing Employee”) who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of 1st Colonial or 1st Colonial Bank or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, 1st Colonial Continuing Employees who become eligible to participate in a Mid Penn Excluded Benefit Plan shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.

(c) This Agreement shall not limit, and shall not be construed to limit, the ability of Mid Penn, Mid Penn Bank, the Surviving Corporation or any of their respective Affiliates to terminate the employment of any 1st Colonial Continuing Employee at any time or for any reason, or to review employee benefit programs from time to time and to make such changes (including terminating or amending any benefit plan or program) as it deems appropriate.

(d) In the event of any termination of any 1st Colonial health plan or consolidation of any 1st Colonial health plan with any Mid Penn health plan, Mid Penn shall make available to employees of 1st Colonial or any 1st Colonial Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees. With respect to any 1st Colonial Continuing Employee, Mid Penn shall use commercially reasonable efforts to cause any coverage limitation under the Mid Penn health plan due to any pre-existing condition to be waived by the Mid Penn health plan to the degree that such condition was waived or satisfied under the corresponding 1st Colonial health plan. Solely with respect to the plan year that includes the Closing Date, Mid Penn shall use commercially reasonable efforts to cause the applicable Mid Penn Benefit Plan that is a medical, prescription drug, dental or vision plan to recognize any expenses incurred by a 1st Colonial Continuing Employee (or any dependent thereof) under the corresponding medical, prescription drug, dental or vision plan of 1st Colonial in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense under such Mid Penn Benefit Plan.

(e) In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any 1st Colonial Continuing Employee (other than 1st Colonial Continuing Employees who are subject to employment, change of control or similar contracts), or (ii) such 1st Colonial Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that any work location that is located within thirty-five (35) miles of the 1st Colonial Continuing Employee’s work location as of the Closing Date shall be deemed “substantially comparable” for purposes of this Section 7.8(e)) and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such individuals as follows: (A) in the event employment is terminated on the Closing Date or within one (1) year after the Closing Date, two (2) weeks’ salary for each full year of continuous service with 1st Colonial, with a minimum severance benefit of four (4) weeks and a maximum severance benefit of twenty-six (26) weeks; or (B) in the event employment is terminated after the one (1) year anniversary of the Closing Date, in accordance with the then existing severance policy of Mid Penn or its successor; provided, however, that Mid Penn’s obligation to pay severance to any 1st Colonial Continuing Employee pursuant to the foregoing shall be expressly conditioned on the timely receipt by Mid Penn of a release in such form and substance as deemed acceptable by Mid Penn in its sole and absolute discretion. From and after the Effective Time, Mid Penn shall permit all 1st Colonial Continuing Employees whose employment is terminated without cause as of the Effective Time by Mid Penn, 1st Colonial or any 1st Colonial Subsidiary to participate in Mid Penn’s outplacement services plan for employees of Mid Penn and Mid Penn Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Mid Penn.

(f) As soon as reasonably practicable following the date of this Agreement, 1st Colonial and Mid Penn shall cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of 1st Colonial who will be offered a retention bonus prior to the Effective Time upon such terms and conditions as the Chief Executive Officers of 1st Colonial and Mid Penn shall mutually agree in writing.

(g) Concurrently with the execution of this Agreement, Mid Penn Bank is entering into an employment agreement and change in control severance agreement with Robert B. White, in the forms attached hereto as Mid Penn Disclosure Schedule 7.8(g), to be effective as of the Effective Time.

(h) Mid Penn shall honor all obligations under the existing employment and change in control agreements as set forth in Section 7.8(h) of the Mid Penn Disclosure Schedule.

(i) The provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee (including any 1st Colonial Continuing Employee), other service provider or independent contractor, any beneficiary or dependent of any of the foregoing or any other person or entity shall be a third-party beneficiary of this Section 7.8 or otherwise have the right to enforce any provision of this Section 7.8. Nothing in this Agreement shall be, or shall be construed as, an amendment to, or the adoption of, any 1st Colonial Benefit Plan, Mid Penn Benefit Plan or other compensation or benefit plan, program, practice, policy, agreement, contract or arrangement. Nothing in this Section 7.8 shall, or shall be deemed to, limit the right of Mid Penn, any Mid Penn Subsidiary, the Surviving Corporation or any subsidiary of any of the foregoing from amending, terminating or adopting any employee benefit plan, program, agreement, contract, practice, policy or arrangement at any time, without notice or without the consent of any person or entity.

7.9. Directors and Officers Indemnification and Insurance.

(a) Following the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of 1st Colonial or 1st Colonial Bank (the “Indemnified Parties”) against all losses, claims, damages, fines, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with, arising out of or pertaining to any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of 1st Colonial or a 1st Colonial Subsidiary if such Claim pertains to acts, omissions, or any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the approval of this Agreement and the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by 1st Colonial under the PBCL and under 1st Colonial’s articles of incorporation and bylaws. Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by 1st Colonial under the PBCL and under 1st Colonial’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence. Following the Effective Time, Mid Penn shall reasonably cooperate with the Indemnified Parties, and the Indemnified Parties shall reasonably cooperate with Mid Penn, in the defense of any such claim, action, suit, proceeding or investigation.

(b) In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.9.

(c) Mid Penn shall maintain, or shall cause Mid Penn Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of 1st Colonial (provided, that Mid Penn may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time (including the approval of this Agreement and the transactions contemplated hereby); provided, however, that in no event shall Mid Penn be required to expend pursuant to this subsection more than two hundred percent (200%) of the annual cost currently expended by 1st Colonial with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mid Penn shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Mid Penn or 1st Colonial, in consultation with, but only upon the consent of Mid Penn, may (and at the request of Mid Penn, 1st Colonial shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under 1st Colonial’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed the Maximum Amount.

(d) The obligations of the Surviving Corporation, Mid Penn or 1st Colonial under this Section 7.9 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of this Section 7.9 without the prior written consent of the affected Indemnified Party or affected person.

(e) The obligations of Mid Penn provided under this Section 7.9 shall survive the Effective Time and are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.

7.10. Stock Reserve.

Mid Penn agrees at all times from the date of this Agreement until the Stock Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.11. Exchange Listing.

Prior to the Closing Date, Mid Penn will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Mid Penn Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Mid Penn Common Stock to be issued in the Merger.

7.12. Approval of Bank Plan of Merger.

Mid Penn shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Mid Penn Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Mid Penn Bank in accordance with applicable laws and regulations and no later than after completion of the Merger on the Effective Time.

7.13. Mid Penn Board

Prior to the Closing Date, the 1st Colonial Board of Directors shall nominate one (1) member of the 1st Colonial Board of Directors as of the date hereof to be appointed to the Board of Directors of Mid Penn. The individual so appointed pursuant to this Section 7.13(a) shall be designated after consultation with Mid Penn and is referred to as the “1st Colonial Nominee.” Mid Penn agrees to take all action necessary to appoint or elect, effective as of the Effective Time, the 1st Colonial Nominee as a Class B director of Mid Penn, to serve for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified or otherwise in accordance with applicable law and Mid Penn’s articles of incorporation and bylaws.

Following the Effective Time and subject to compliance with the fiduciary duties of the Board of Directors of Mid Penn (including compliance with the requirements of Mid Penn’s articles of incorporation and bylaws), the Board of Directors of Mid Penn shall take appropriate actions to cause the 1st Colonial Nominee, whose term expires at Mid Penn’s 2027 annual meeting of shareholders, to be nominated to stand for election by Mid Penn’s shareholders at Mid Penn’s 2027 annual meeting of shareholders. Thereafter, Mid Penn will apply their normal governance and nomination procedures to the re-election of incumbent directors. If the 1st Colonial Nominee initially named shall not be eligible to serve in accordance with this Section 7.13, chooses not to serve or is unable to serve, then 1st Colonial and Mid Penn shall mutually agree upon another Person to be the 1st Colonial Nominee and the provisions of this Section 7.13 shall apply to such successor 1st Colonial Nominee in all respects.

7.14. Advisory Board.

All members of the Board of Directors of 1st Colonial in office as of the Effective Time, other than the 1st Colonial Nominee, will be offered the opportunity to serve a paid one-year term, subject to such compensation as set forth on Mid Penn Disclosure Schedule Section 7.14 and such policies established by Mid Penn Bank from time to time.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Shareholder Meeting.

Subject to Section 10.1(h) of this Agreement, 1st Colonial will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “1st Colonial Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in 1st Colonial’s reasonable judgment, necessary or desirable, and (ii), except as otherwise permitted by Section 6.8(e), have its Board of Directors unanimously recommend approval of this Agreement to the 1st Colonial shareholders (the “1st Colonial Recommendation”) and otherwise support the Merger.

8.2. Proxy Statement-Prospectus.

(a) For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of 1st Colonial Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the 1st Colonial Shareholders’ Meeting, Mid Penn shall draft and prepare, and 1st Colonial shall cooperate in the preparation of, the Registration Statement, including a joint proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the 1st Colonial shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Mid Penn shall use its best efforts to file, or cause to be filed, the Registration Statement, including the Proxy Statement-Prospectus, with the SEC within sixty (60) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of Mid Penn and 1st Colonial shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and 1st Colonial shall thereafter promptly mail the Proxy Statement-Prospectus to the 1st Colonial shareholders. Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and 1st Colonial shall furnish all information concerning 1st Colonial and the holders of 1st Colonial Common Stock as may be reasonably requested in connection with any such action.

(b) 1st Colonial shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify 1st Colonial promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to 1st Colonial promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC. Mid Penn shall give 1st Colonial and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give 1st Colonial and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Mid Penn and 1st Colonial agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of 1st Colonial Common Stock entitled to vote at the 1st Colonial Shareholders’ Meeting at the earliest practicable time.

(c) 1st Colonial and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, 1st Colonial shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and 1st Colonial, in its sole determination, shall mail an amended Proxy Statement-Prospectus to the 1st Colonial shareholders.

8.3. Regulatory Approvals.

Each of 1st Colonial and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare and within sixty (60) days of the date of this Agreement or as promptly as reasonably practicable thereafter file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. 1st Colonial and Mid Penn shall furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of 1st Colonial or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. 1st Colonial shall have the right to review and approve in advance all characterizations of the information relating to 1st Colonial and any 1st Colonial Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Mid Penn shall give 1st Colonial and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give 1st Colonial and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Mid Penn shall notify 1st Colonial promptly of the receipt of any comments of any Bank Regulator with respect to such filings. Each of 1st Colonial and Mid Penn will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

8.4. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries or 1st Colonial Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary or 1st Colonial Subsidiary, as applicable. Without limiting the foregoing, executive officers of Mid Penn and 1st Colonial shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of 1st Colonial and the 1st Colonial Subsidiaries and of Mid Penn and the Mid Penn Subsidiaries, in accordance with applicable law, and 1st Colonial shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of 1st Colonial or any 1st Colonial Subsidiary prior to the Effective Time; provided, however, neither Mid Penn nor 1st Colonial shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b) 1st Colonial Bank shall provide Mid Penn Bank, within fifteen (15) Business Days after the end of each calendar month, a written list of nonperforming assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, 1st Colonial Bank shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c) Each of Mid Penn and 1st Colonial shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any 1st Colonial Subsidiary or any Mid Penn Subsidiary, as applicable, under any labor or employment law.

8.5. [Intentionally Omitted].

8.6. Shareholder Litigation.

Each of Mid Penn and 1st Colonial shall promptly advise the other party in writing of any actual or threatened shareholder litigation against such party or any of its Subsidiaries and/or the members of the Board of Directors of Mid Penn or Board of Directors of 1st Colonial or their respective Subsidiaries related to this Agreement or the Merger and the other transactions contemplated by this Agreement. 1st Colonial shall give Mid Penn the right to review and comment on all filings or responses to be made by 1st Colonial in connection with any such litigation, and 1st Colonial will in good faith take such comments into account, and no such settlement shall be offered or agreed to without Mid Penn’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Mid Penn shall not be obligated to consent to any settlement which does not include a full release or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or its affiliates.

8.7. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, 1st Colonial shall, and shall cause each 1st Colonial Subsidiary to, afford to Mid Penn and its authorized agents and representatives, commercially reasonable access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of 1st Colonial and each 1st Colonial Subsidiary will use commercially reasonable efforts to furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request except, in each case, to the extent exclusion (x) may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law or applicable law, (y) may be required by applicable Bank Regulators, or (z) may be required to protect attorney-client privilege.

(b) Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of 1st Colonial and the 1st Colonial Subsidiaries.

(c) In addition, 1st Colonial shall provide Mid Penn (i) a weekly loan pipeline report; and (ii) appropriate information, as requested, regarding matters relating to problem loans, loan restructurings and loan workouts of 1st Colonial and any 1st Colonial Subsidiary where the outstanding balance, including principal and interest, is equal to or in excess of One Hundred Thousand Dollars ($100,000), provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of 1st Colonial on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of 1st Colonial.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either 1st Colonial or Mid Penn, materially reduce the benefits of the Merger to such a degree that either 1st Colonial or Mid Penn would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof (a “Materially Burdensome Regulatory Condition”).

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Holland & Knight LLP (or, if Holland & Knight LLP is unwilling or unable to issue the opinion, an opinion of another nationally recognized law firm), and 1st Colonial shall have received an opinion of Stradley Ronon Stevens & Young, LLP (or, if Stradley Ronon Stevens & Young, LLP is unwilling or unable to issue the opinion, an opinion of another nationally recognized law firm), each reasonably acceptable in form and substance to Mid Penn and 1st Colonial, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and 1st Colonial and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the 1st Colonial shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f) Listing of Mid Penn Common Stock. The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

9.2. Conditions to the Obligations of Mid Penn under this Agreement.

The obligations of Mid Penn to consummate the Merger also are subject to the fulfillment or written waiver (subject to applicable law) by Mid Penn prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of 1st Colonial (other than in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by 1st Colonial pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st Colonial, (ii) each of the representations and warranties of 1st Colonial set forth in Section 4.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of 1st Colonial set forth in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. 1st Colonial shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Dissenters’ Rights. Holders of no more than five percent (5%) of the outstanding shares of 1st Colonial Common Stock shall have properly exercised their dissenters’ rights pursuant to the PBCL.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to 1st Colonial.

(e) Officer’s Certificate. 1st Colonial shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 9.2 have been satisfied.

9.3. Conditions to the Obligations of 1st Colonial under this Agreement.

The obligations of 1st Colonial to consummate the Merger also are subject to the fulfillment or written waiver (subject to applicable law) by 1st Colonial prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Mid Penn (other than in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.2, 5.3 and 5.7) set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid Penn, (ii) each of the representations and warranties of Mid Penn set forth in Section 5.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Mid Penn set forth in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.3 and 5.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.

(d) Payment of Merger Consideration. Mid Penn shall have delivered the Exchange Fund to the Exchange Agent no later than one (1) Business Day before the Closing Date and the Exchange Agent shall provide 1st Colonial with a certificate evidencing such delivery.

(e) Officer’s Certificate. Mid Penn shall have delivered to 1st Colonial a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 9.3 have been satisfied.

9.4. Frustration of Closing Conditions.

Neither Mid Penn nor 1st Colonial may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article IX.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of 1st Colonial:

(a) at any time by the mutual written agreement of Mid Penn and 1st Colonial;

(b) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by 1st Colonial) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);

(c) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by 1st Colonial) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Mid Penn);

(d) by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and 1st Colonial; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by either party if the shareholders of 1st Colonial fail to approve the transactions contemplated by this Agreement at the 1st Colonial Shareholders’ Meeting called for that purpose (including any adjournment thereof); provided, however, that no termination right shall exist for 1st Colonial pursuant to this Section 10.1(e) if, prior to such shareholder vote, the Board of Directors of 1st Colonial shall have failed to make the 1st Colonial Recommendation, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Mid Penn;

(f) by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (C) such approval shall have resulted in a Materially Burdensome Regulatory Condition, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) by the Board of Directors of Mid Penn if 1st Colonial has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the 1st Colonial Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in a manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal; or

(h) by the Board of Directors of 1st Colonial if 1st Colonial has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the 1st Colonial Board of Directors has made a determination to accept such Superior Proposal.

10.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.4, 11.5, 11.7, 11.10, 11.11, 11.12 (related to jurisdiction) and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(1) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(2) In the event of a termination of this Agreement because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder (including the loss to the shareholders of 1st Colonial or Mid Penn, as applicable, of the benefits of the transactions contemplated by this Agreement, including, in the case of 1st Colonial, the loss of the premium (if any) to which the shareholders of 1st Colonial would have been entitled). “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(3) In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g), or by 1st Colonial pursuant to Section 10.1(h), 1st Colonial shall pay to Mid Penn the Mid Penn Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(4) In the event that 1st Colonial enters into a definitive agreement relating to a 1st Colonial Acquisition Proposal or consummates a 1st Colonial Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by Mid Penn pursuant to Sections 10.1(b) or 10.1(c) because of a willful and material breach by 1st Colonial; or (ii) by Mid Penn or 1st Colonial pursuant to Section 10.1(e) following failure of the shareholders of 1st Colonial to approve the transactions contemplated by this Agreement and, in the case of (ii): (y) 1st Colonial has breached the provisions of Section 6.8, or (z) a third party has publicly proposed or announced an Acquisition Proposal prior to the 1st Colonial Shareholders’ Meeting, 1st Colonial shall pay to Mid Penn the Mid Penn Termination Fee within two (2) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(c) For purposes of this Agreement, the “Mid Penn Termination Fee” shall mean $4,040,000.00.

(d) The right to receive payment of the Mid Penn Termination Fee under Sections 10.2(b)(3) and 10.2(b)(4) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under these Sections, and shall constitute liquidated damages and not a penalty.

10.3. Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of 1st Colonial), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of 1st Colonial, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to 1st Colonial’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1. Confidentiality.

Except as specifically set forth herein, Mid Penn and 1st Colonial mutually agree to be bound by the terms of the confidentiality agreement dated May 19, 2025 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2. Public Announcements.

1st Colonial and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither 1st Colonial nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto, provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure (i) which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law, (ii) with respect to any Acquisition Proposal (in accordance with the terms of this Agreement) or (iii) for statements that are reasonably necessary in connection with a party enforcing its rights under this Agreement in any litigation between the parties relating to this Agreement.

11.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(e), Article III, Section 7.8, Section 7.9, Section 7.10, and Section 7.11.

11.4. Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no party shall be required to make any disclosure or furnish access to any information (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (as defined in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 11.4 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.

11.5. Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.6. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

If to Mid Penn, to:	Rory G. Ritrievi President and Chief Executive Officer Mid Penn Bancorp, Inc. 2407 Park Drive Harrisburg, Pennsylvania 17110

With required copies (which shall not constitute notice) to:	Kevin Houlihan, Esq. William Levay, Esq. Holland & Knight LLP 800 17th Street, N.W., Suite 1100 Washington, D.C. 20006 E-mail: kevin.houlihan@hklaw.com William.levay@hklaw.com

If to 1st Colonial, to:	Robert B. White President and Chief Executive Officer 1st Colonial Bancorp, Inc. 1000 Atrium Way, Suite 200 Mount Laurel, New Jersey 08054

With required copies (which shall not constitute notice) to:	Christopher S. Connell, Esq. Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, Pennsylvania 19103 E-mail: cconnell@stradley.com or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.

11.7. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.8. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.9. Counterparts.

This Agreement may be executed in one or more counterparts (including by transmission of duly executed signature pages in .pdf format) all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.10. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.11. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.12. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The phrases “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. A disclosure set forth in any Mid Penn Disclosure Schedule shall be deemed to be a disclosure under all Mid Penn Disclosure Schedules, and a disclosure in any 1st Colonial Disclosure Schedule shall be deemed to be a disclosure under all 1st Colonial Disclosure Schedules.

11.13. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other a federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania.

11.14. Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

11.15. Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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IN WITNESS WHEREOF, Mid Penn and 1st Colonial have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi Title: President and Chief Executive Officer

1ST COLONIAL BANCORP, INC.

By:	/s/ Robert B. White
Name: Robert B. White Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

September 24, 2025

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, Pennsylvania 17110

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and 1st Colonial Bancorp, Inc. (“1st Colonial”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, 1st Colonial will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Mid Penn has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 6.11 of the Merger Agreement, the undersigned shareholder of 1st Colonial, being either a director or executive officer as of the date hereof, execute and deliver to Mid Penn this Agreement.

The undersigned, in order to induce Mid Penn to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of 1st Colonial):

(a) represents and warrants to Mid Penn that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act of 1934 (the “Exchange Act”)), and has the sole power to vote or to direct the voting of, all of the shares of 1st Colonial Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of 1st Colonial Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of 1st Colonial Common Stock over which the undersigned has the sole power to vote or direct the voting of other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b) agrees to (i) be present (in person or by proxy) at all 1st Colonial Shareholders’ Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the 1st Colonial Board of Directors), and (B) against (x) any 1st Colonial Acquisition Proposal, including any Superior Proposal, (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of 1st Colonial under the Merger Agreement or of the undersigned under this Agreement and (z) any action, proposal,

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September 24, 2025

transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or 1st Colonial’s conditions under the Merger Agreement;

(c) agrees that (1) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than (i) to any immediate family member of the undersigned, (ii) to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death, (iii) to 1st Colonial in connection with the vesting, settlement or exercise of 1st Colonial equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of 1st Colonial equity awards, the exercise price thereon, (iv) as is otherwise permitted by Mid Penn in its sole discretion, (v) Transfers by will or operation of law, in which case this Agreement shall bind the transferee, (vi) to any charitable organization that is tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (vii) Transfers to any other shareholder of 1st Colonial who has executed a copy of this Agreement on the date hereof; provided that, in the case of the foregoing clauses (i), (ii), (iv), (v), (vi) and (vii), (1) prior to the effectiveness of such transfer, the transferee executes and delivers to Mid Penn an agreement that is identical to this Agreement or such other written agreement, in a form reasonably satisfactory to Mid Penn, to assume all of the undersigned’s obligations hereunder in respect of the Shares subject to such Transfer, to the same extent as the undersigned is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the undersigned shall have made hereunder and (2) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void;

(d) agrees that all shares of 1st Colonial Common Stock, for which the undersigned has the sole power to vote or to direct the voting of, that the undersigned purchases or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement; provided however, that such purchases by the undersigned shall not constitute Shares if the undersigned does not have the sole power to vote or to direct the voting of such shares;

(e) represents, covenants and agrees that, except for this Agreement, the undersigned (x) has not entered into, and shall not enter into during the term of this Agreement, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the undersigned’s obligations under this Agreement and (y) has not granted, and shall not grant during the term of this Agreement, a proxy, consent or power of attorney with respect to the Shares, except any proxy to carry out the intent of and the undersigned’s obligations under this Agreement and any revocable proxy granted to officers or directors of 1st Colonial at the request of 1st Colonial’s Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of 1st Colonial’s shareholders;

(f) to the fullest extent permitted by applicable law, irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect any rights of appraisal or rights to dissent in connection with the Merger or any other transactions contemplated by the Merger Agreement that the undersigned may have with respect to the Shares under applicable law;

(g) agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any proceeding, claim or action, derivative or otherwise, against Mid Penn, 1st Colonial, the Mid Penn Subsidiaries or the 1st Colonial Subsidiaries, successors, directors or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing), or (ii) to the fullest extent

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September 24, 2025

permitted under applicable law, alleging a breach of any duty of the Board of Directors of Mid Penn or 1st Colonial in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby; and

(g) agrees not to, and agrees to cause his, her or its controlled affiliates (which, for the avoidance of doubt, do not include 1st Colonial or any 1st Colonial Subsidiaries), and his, her or its and their respective representatives, not to, take any action that, were it taken by the 1st Colonial or the 1st Colonial Representatives would violate Section 6.8 of the Merger Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of 1st Colonial Common Stock and is not in any way intended to affect the exercise or omission by the undersigned of the undersigned’s responsibilities as a director or officer of 1st Colonial. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise or omission, including under the Merger Agreement, by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of 1st Colonial Common Stock held or controlled by the undersigned as of the date hereof. No such actions or omissions in furtherance of the undersigned’s responsibilities as a director or officer shall be deemed a breach of this Agreement.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the 1st Colonial Shareholders’ Meeting (including any adjournment or postponement thereof) and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of Mid Penn, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, Mid Penn shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Mid Penn for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

[Signature Page Follows]

Mid Penn Bancorp, Inc.

September 24, 2025

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mid Penn by signing and returning to Mid Penn a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this day of September, 2025:

MID PENN BANCORP, INC.

By:
Name: Rory G. Ritrievi
Title: President & CEO

Exhibit B

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of ________, 2026, is by and between MID PENN BANK, a Pennsylvania bank and trust company (“MP Bank”), and 1st Colonial Community Bank, a New Jersey-chartered bank (“1st Colonial Bank”).

BACKGROUND

1. MP Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”). MP Bank’s principal office is located at 349 Union Street, Millersburg (Dauphin County), PA 17061, and having branch offices at the locations set forth on Schedule I. The authorized capital stock of MP Bank consists of 10,000,000 shares of common stock, par value $1.00 per share (the “MP Capital Stock”), of which at the date hereof 150,000 shares are issued and outstanding.

2. 1st Colonial Community Bank is a New Jersey-chartered bank and a wholly-owned subsidiary of 1st Colonial Bancorp, Inc., a Pennsylvania corporation (“1st Colonial”). 1st Colonial Bank’s principal office is located at 1000 Atrium Way, Suite 200, Mount Laurel, NJ 08054 and having branch offices at the locations set forth on Schedule II. The authorized capital stock of 1st Colonial Bank consists of 5,000,000 shares of common stock, par value $2.00 per share (the “1st Colonial Bank Common Stock”), of which at the date hereof 500,000 shares are issued and outstanding.

3. The respective Boards of Directors of MP Bank and 1st Colonial Bank deem the merger of 1st Colonial Bank with and into MP Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

4. The respective Boards of Directors of MP Bank and 1st Colonial Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Mid Penn and 1st Colonial have adopted resolutions approving an Agreement and Plan of Merger of even date herewith (the “Holding Company Merger Agreement”) between Mid Penn and William Penn, providing for the merger of 1st Colonial with and into Mid Penn (the “Holding Company Merger”) and pursuant to which this Plan of Merger is being executed by MP Bank and 1st Colonial Bank.

5. For U.S. federal income tax purposes, it is intended that the Bank Merger (defined below) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Merger is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, MP Bank and 1st Colonial Bank, intending to be legally bound hereby, agree:

ARTICLE I

MERGER; BUSINESS

1.1 Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, and the provisions of the Pennsylvania Banking Code of 1965, as amended, on the Effective Date (as that term is defined in Article V hereof), 1st Colonial Bank shall merge with and into MP Bank; the separate existence of 1st Colonial Bank shall cease; and

1st Colonial Bank shall be the surviving bank under the name and title “Mid Penn Bank” (such transaction referred to herein as the “Bank Merger” and MP Bank, as the surviving bank in the Bank Merger, referred to herein as the “Surviving Bank”).

1.2 Business. The business of the Surviving Bank shall be conducted at the main office of MP Bank, and shall be located at 349 Union Street, Millersburg, Pennsylvania 17061, and its legally established branches, which shall include the main office and all of the branch offices of 1st Colonial Bank. The branch offices at the locations set forth on Schedule I and Schedule II hereto shall be continued as branch offices of the Surviving Bank.

ARTICLE II

ARTICLES OF INCORPORATION AND BY-LAWS

On and after the Effective Date of the Bank Merger, the articles of incorporation and by-laws of MP Bank in effect immediately prior to the Effective Date shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors. On and after the Effective Date, the Board of Directors of the Surviving Bank shall consist of the existing directors of MP Bank holding office immediately prior to such Effective Date, each to hold office until his or her successor is elected and qualified in accordance with applicable law and the articles of incorporation and bylaws of the Surviving Bank.

3.2 Officers. On and after the Effective Date of the Bank Merger, the officers of MP Bank duly appointed and holding office immediately prior to such Effective Date shall be the officers of MP Bank, as the Surviving Bank in the Bank Merger, and Robert B. White, President and Chief Executive Officer of 1st Colonial, shall be appointed and serve as Senior Executive Vice President, Greater Philadelphia Metro Area Market President and Senior Risk Advisor of MP Bank.

ARTICLE IV

CONVERSION OF SHARES

4.1 Stock of MP Bank. Each share of MP Capital Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of capital stock of the Surviving Bank.

4.2 Stock of 1st Colonial Bank. Each share of 1st Colonial Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Bank Merger shall be effective on the date on which articles of merger executed by 1st Colonial Bank and MP Bank are filed with the Pennsylvania Department of State and the Department of Banking and Insurance of New Jersey, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date, the separate existence of 1st Colonial Bank shall cease; the principal and branch offices of 1st Colonial Bank shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of MP Bank and 1st Colonial Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations. At the Effective Time, the amount of capital stock of the Surviving Bank shall be $[●], divided into 150,000 shares of common stock, each of $1.00 par value, and at the Effective Time the Surviving Bank shall have a surplus of $[●].

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of MP Bank and 1st Colonial Bank to effect the Bank Merger shall be subject to (i) the approval of this Plan of Merger by 1st Colonial and Mid Penn in their capacities as the sole shareholder of 1st Colonial Bank and MP Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of 1st Colonial Bank and the branch offices of 1st Colonial Bank as offices of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Holding Company Merger Agreement on or before the Effective Date.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Holding Company Merger Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Holding Company Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X

MISCELLANEOUS

10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Holding Company Merger Agreement.

10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	MID PENN BANK

By:
Elizabeth Martin, Secretary		Rory G. Ritrievi, President & CEO
(SEAL)

ATTEST:	1ST COLONIAL BANK

By:
Mary Kay Shea, Secretary		Robert B. White, President & CEO
(SEAL)

Schedule I

1.	349 Union Street, Millersburg, PA 17061
2.	545 E. Grand Avenue, Tower City, PA 17980
3.	4509 Derry Street, Harrisburg, PA 17111
4.	1001 Peters Mountain Road, Dauphin, PA 17018
5.	4622 Carlisle Pike, Mechanicsburg, PA 17050
6.	550 Main Street, Lykens, PA 17048
7.	2615 N. Front Street, Harrisburg, PA 17110
8.	17 North 2nd Street, Harrisburg, PA 17101
9.	51 South Front Street, Steelton, PA 17113
10.	1100 Spring Garden Drive, Middletown, PA 17057
11.	4642 State Route 209, Elizabethville, PA 17023
12.	2148 Market Street, Camp Hill, PA 17011
13.	2305 South Market Street, Elizabethtown, PA 17022
14.	437 Pa 901, Minersville, PA 17954
15.	504 South Lehigh Avenue, Frackville, PA 17931
16.	641 State Route 93, Conyngham, PA 18219
17.	5288 Simpson Ferry Road, Mechanicsburg, PA 17050
18.	1817 Oregon Pike, Lancaster, PA 17601
19.	150 Pittsburgh Street, Scottdale, PA 15683
20.	125 South Arch Street, Connellsville, PA 15425
21.	103 Bessemer Road, Mount Pleasant, PA 15666
22.	3663 Peters Mountain Road, Halifax, PA 17032
23.	104 Pheasant Run, Newtown, PA 18940
24.	480 Norristown Road, Blue Bell, PA 19422
25.	1310 Broadcasting Road, Wyomissing, PA 19610
26.	3101 Shillington Road, Sinking Spring, PA 19608
27.	4200 N. 5th Street Highway, Temple, PA 19560
28.	237 E. Gay Street, West Chester, PA 19380
29.	5049 Jonestown Road, Harrisburg, PA 17112
30.	1215 N. Church Street, Hazle Township, PA 18202
31.	9585 William Penn Highway, Huntingdon, PA 16652
32.	500 South State Road, Marysville, PA 17053
33.	2173 West Market Street, Pottsville, PA 17901
34.	308 N. Claude A. Lord Blvd, Pottsville, PA 17901
35.	100 Hollywood Boulevard, Orwigsburg, PA 17961
36.	204 Bridge Street, Clearfield, PA 16830
37.	19 Irwin Drive Extension, Philipsburg, PA 16866
38.	407 Walnut Street, Curwensville, PA 16833
39.	91 Beaver Drive, Du Bois, PA 15801
40.	2287 Curryville Road, P.O. Box 270, Martinsburg, PA 16662
41.	3900 Hamilton Boulevard, Allentown, PA 18103
42.	439 Livingston Avenue, New Brunswick, NJ 08901
43.	444 West Main Street, Freehold Township, NJ
44.	249 Applegarth Road, Monroe, NJ 08831
45.	201 Pond Street, Bristol, PA 19007
46.	191 West State Street, Doylestown, PA 18901
47.	1309 S Woodbourne Rd, Levittown, PA 19057
48.	400 West Trenton Avenue, Morrisville, PA 19067
49.	911 Second Street Pike, Richboro, PA 18954
50.	10 North Main Street, Yardley, PA 19067
51.	1196 Walnut Bottom Road, Carlisle, PA 17015
52.	212 E Lancaster Ave, Wayne, PA 19087

53.	2701 East Allegheny Avenue, Philadelphia, PA 19134
54.	2900 Comly Road, Philadelphia, PA 19154
55.	5039 Church Road, Mt Laurel, NJ 08054
56.	509 S. White Horse Pike, Audubon, NJ 08106
57.	2 Cooper Street, 1st Floor, Camden, NJ 08102
58.	701 Erial Road, Pine Hill, NJ 08021
59.	4631 Nottingham Way, Hamilton Township, NJ 08690

Schedule II

1.	1,000 Atrium Way, Suite 200, Mount Laurel, NJ 08054
2.	1040 Haddon Avenue, Collingswood, NJ 08108
3.	440 Linfield Trappe Road, Limerick, PA 19468
4.	321 Broadway, Westville, NJ 08093